Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131159

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 17, 2007)

CIT Group Inc.
Medium-Term Notes, Series A
Due 9 Months or More From Date of Issue

TERMS OF SERIES A NOTES

          We may offer at one or more times Series A notes (collectively, the “notes”) under our Global Medium-Term Note Program (the “Program”). A pricing supplement will reflect the specific terms of the notes. The following are the terms or possible terms of the notes.

•    The notes will mature 9 months or later from the date they are issued.

•    The notes may be issued as “Senior Notes” or “Senior Subordinated Notes.”

•    The interest rate on the notes may be fixed or floating. Floating rate interest will be based on:

   •   Federal Funds Rate;

   •   LIBOR;

   •   EURIBOR;

   •   Prime Rate;

   •   Treasury Rate;

   •   Any other rate specified in a pricing supplement; or

   •   Adjustments to the rate by the Spread and/or Spread Multiplier.

•    We may issue notes whose interest rate or interest rate formula may be adjusted on specific dates.

•    Fixed rate interest is payable on January 15 and July 15, generally, accruing from the date we issue the notes.

•    Floating rate interest is payable as stated in the pricing supplement.

•    Global securities are held by The Depository Trust Company, generally.

•    We may issue one or more notes that are denominated in a currency or currency unit (the “Specified Currency”) other than U.S. dollars. For more details, see “Foreign Currency Risks” and “Special Provisions Relating to Foreign Currency Notes.”

•    We may issue notes at a discount from the principal amount payable at the maturity of the notes.

•    We may issue notes that do not pay periodic interest.

•    For more details, see “Description of the Series A Notes” in this prospectus supplement, “Description of Debt Securities” in the prospectus, and the pricing or other supplements.

•    Pricing or other supplements may alter the note terms described above.

TERMS OF SALE

•    Unless the pricing supplement specifies otherwise, we would pay the agents commissions at rates ranging between 0.05% and 0.75% of the principal amount of the notes sold. If the maturity of the notes exceeds 30 years, the commission rate may be higher.

•    We may sell the notes to one or more agents (each an “Agent” and, collectively, the “Agents”), including the Agents listed below, as principals for resale at varying or fixed offering prices or through one or more Agents, using their reasonable best efforts to sell the notes on our behalf.

• There is currently no established trading market for the notes and there is no assurance that an established market will develop for the notes.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes. None of those authorities has determined that the prospectus, this prospectus supplement or any pricing supplement or other supplement is accurate or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers	Barclays Capital
Banc of America Securities LLC	BNP PARIBAS
Bear, Stearns & Co. Inc.	Credit Suisse
Citi	Goldman, Sachs & Co.
Deutsche Bank Securities	JPMorgan
HSBC	LaSalle Capital Markets
Merrill Lynch & Co.	Morgan Stanley
UBS Investment Bank	Wachovia Securities

The date of this prospectus supplement is November 27, 2007.

          You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement or to documents which we otherwise refer you. We and the Agents have not authorized anyone else to provide you with different or additional information. We are not making an offer of these notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the prospectus or any pricing supplement is accurate as of any date other than the date on the front of that document.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

          Except as the context otherwise requires, or as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “the company,” “CIT,” “CIT Group” and “CIT Group Inc.” refer to CIT Group Inc. References in this prospectus supplement to “U.S. dollars” or “U.S. $” or “$” are to the currency of the United States of America.

          We may use this prospectus supplement, together with the prospectus and a pricing supplement, to offer Senior Notes or Senior Subordinated Notes, from time to time.

          This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the notes contained in the prospectus, under “Description of Debt Securities.” If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and you should not rely on the information in the prospectus.

          Each time we issue notes, we will file, to the extent required, an issuer free writing prospectus containing the material terms of the notes, and we will also attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the prospectus. Information in the pricing supplement will replace any inconsistent information in this prospectus supplement, including any changes in the method of calculating interest on any note.

          You should not consider any information in this prospectus supplement, the prospectus or any pricing supplement to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under appropriate investment or similar laws.

          The distribution of this prospectus supplement, the prospectus or any pricing supplement and the offer, sale and delivery of the notes may be restricted by law in some jurisdictions. If you receive this prospectus supplement, the prospectus or any pricing supplement, you must inform yourself about, and observe, any such restrictions. This prospectus supplement, the prospectus or any pricing supplement is not an offer to sell the notes and we are not soliciting an offer to buy the notes in any state where the offer or sale is not permitted.

          Offers and sales of the notes are subject to restrictions including in relation to the United Kingdom and the European Economic Area, details of which are set out in “Plan of Distribution” and “Offering Restrictions” in this prospectus supplement. The distribution of the prospectus, this prospectus supplement and any applicable pricing supplement and the offer, sale and delivery of the notes in other jurisdictions may be restricted by law. Persons who come into possession of the prospectus, this prospectus supplement and any applicable pricing supplement must inform themselves about and observe any applicable restrictions.

          Neither the prospectus, this prospectus supplement nor any pricing supplement describes all of the risks and investment considerations applicable to notes whose principal or interest we pay in or determine by reference to one or more currencies or to one or more interest rates, currencies or other indices or formulas. Prospective investors should consult their own financial, tax and legal advisors as to the risks and investment considerations arising from an investment in such notes. Such notes are not an appropriate investment for investors who are unsophisticated regarding currency transactions or transactions involving the applicable interest rates, currencies or other indices or formulas.

          When we refer to the prospectus, we mean the prospectus dated October 17, 2007 that accompanies this prospectus supplement. When we refer to a pricing supplement, we mean the pricing supplement that we attach to this prospectus supplement with respect to a particular tranche of notes being issued.

          You should read and consider all information contained or incorporated by reference in this prospectus supplement, the prospectus and any applicable pricing supplement before making your investment decision.

DESCRIPTION OF THE SERIES A NOTES

General

          This prospectus supplement summarizes certain terms of the Medium-Term Notes, Series A (the “notes”), and is not complete. We may issue the notes under one of two separate indentures entered into between us and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee. The Senior Notes will be issued as a single series of debt securities under a senior indenture dated January 20, 2006, as amended, by the first supplemental indenture dated February 13, 2007. The Senior Subordinated Notes will be issued as a single series of debt securities under the subordinated indenture dated January 20, 2006, as amended by the first supplemental indenture dated January 31, 2007. The Senior Notes and the Senior Subordinated Notes will be unsecured obligations of CIT and will form a part of the Medium-Term Notes, Series A, due nine months or more from the date of issue. The senior indenture and the subordinated indenture are referred to in this prospectus supplement individually as the “indenture” and collectively as the “indentures.” For additional terms of the notes, you should refer to the indenture under which the notes will be issued, which we have filed as an exhibit to our shelf registration statement filed with the SEC (File No. 333-131159). If we use a capitalized term in this prospectus supplement that is not defined, that term will have the same meaning as in the prospectus and/or the applicable indenture.

          Unless the pricing supplement specifies to the contrary, the trustee will serve as securities registrar, paying agent, transfer agent and authenticating agent (in each such capacity, the “Registrar,” “Paying Agent,” “Transfer Agent” and “Authenticating Agent”), and may act as exchange rate agent (in such capacity, the “Exchange Rate Agent”), with respect to the notes. The senior indenture does not limit the amount of notes that may be issued under such indenture, but the subordinated indenture may limit the amount of debt securities that we may issue. See “Description of Debt Securities—Negative Pledge” in the accompanying prospectus for a description of restrictions on our ability to issue Senior Subordinated Notes.

          Governing Law. The notes are governed by, and are to be construed in accordance with, the laws of the State of New York and of the United States, applicable to agreements made and to be performed wholly within those jurisdictions.

          Meeting of Noteholders. Each indenture contains provisions for calling meetings of the holders of the notes and other debt securities issued pursuant to the indenture to consider matters affecting their interests, including, without limitation, the modification of the terms of the notes or the waiver of any default under the terms of the notes or the indenture. CIT or the holders of at least 10% in aggregate principal amount of the notes then outstanding may request that the trustee call a meeting of the holders of the notes. The quorum for any meeting of the holders of the notes is the presence of the holders of notes who are entitled to vote a majority in aggregate principal amount of the notes at the time outstanding. A resolution passed at a duly called and constituted meeting of debt securityholders will be binding on the holders of all debt securities issued pursuant to the indentures, whether or not they are present at the meeting.

          Replacement of Notes. If any mutilated note is surrendered to the trustee, we will execute and the trustee will authenticate and deliver in exchange for such mutilated note a new note of the same tranche, terms and principal amount. If the trustee and we receive evidence to our satisfaction of the destruction, loss or theft of any note and such security or indemnity as may be required by them, then we shall execute and the trustee shall authenticate and deliver, in lieu of such destroyed, lost or stolen note, a new note of the same tranche, terms and principal amount. All expenses (including counsel fees and expenses) associated with issuing the new note shall be borne by the owner of the mutilated, destroyed, lost or stolen note.

          Notices. All notices to redeem notes and all other communications to holders of notes that are registered with and held by The Depository Trust Company, New York, New York (the “Depositary”), or its nominee will be sent to the Depositary or its nominee and the Depositary will communicate such notices to its participants in accordance with its standard procedures. In the case of notes held by investors through Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear S.A./N.V., as operator of the Euroclear System (“Euroclear”), notices will be sent to Clearstream and Euroclear, as appropriate, for communication with their participants in accordance with their standard procedures.

          Neither the failure to give notice nor any defect in any notice given to any particular holder of a note will affect the sufficiency of any notice with respect to other notes.

          Reopening of Issue. We may, from time to time, without the consent of existing note holders, reopen an issue of notes and issue additional notes with the same terms (including maturity and interest payment terms) as notes issued on an earlier date, except for the issue date, issue price and the first payment of interest. After such additional notes are issued, they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

          Maturity. Each note will mature nine months or more from the date of issue, as determined by agreement between the Agents and us. We will specify the maturity date of each note on the face of that note and in the pricing supplement.

          Interest Rates. The notes may bear interest at:

•	a fixed rate; or

•	a floating rate, which may be based on one of the following rates (see “Description of the Series A Notes—Interest Rates—Floating Rate Notes” for a further description of each of these floating rates):

	•	Federal Funds Rate (a note issued with this rate is a “Federal Funds Rate Note”);

	•	LIBOR (a note issued with this rate is a “LIBOR Note”);

	•	EURIBOR (a note issued with this rate is a “EURIBOR Note”);

	•	Prime Rate (a note issued with this rate is a “Prime Rate Note”);

	•	Treasury Rate (a note issued with this rate is a “Treasury Rate Note”); and

	•	a rate as otherwise specified in the pricing supplement.

          We will compute interest on floating rate notes by referring to an interest rate index, often adjusted by a Spread or Spread Multiplier. Interest on floating rate notes may be adjusted periodically with changes in the underlying interest rate index. See “Interest Rates—Floating Rate Notes” below for definitions of “Spread” and “Spread Multiplier.”

          We may issue notes at prices less than their stated principal amount. Certain of these discounted notes will be considered Original Issue Discount Notes (as defined below under “Description of the Series A Notes—Interest Rates”). Original Issue Discount Notes may or may not bear periodic interest. For a discussion of the U.S. federal income tax consequences relating to Original Issue Discount Notes, see “Certain U.S. Federal Income Tax Consequences” in the accompanying prospectus.

          Denomination; Book-Entry System; Calculations. Unless the pricing supplement specifies otherwise, the notes will be denominated in U.S. dollars and we will make all payments on the notes in U.S. dollars. However, we may specify notes in the pricing supplement that we will denominate in another currency or currency unit. Unless the pricing supplement specifies otherwise, we will issue U.S. dollar notes in a minimum denomination of U.S. $1,000 and integral multiples of U.S. $1,000 for higher amounts. See “Special Provisions Relating to Foreign Currency Notes—Payment Currency.” For information on the exchange rate we will use for non-U.S. dollar notes, see “Special Provisions Relating to Foreign Currency Notes—Payment Currency.”

          Unless the pricing supplement specifies otherwise, we will issue each note in fully registered form without coupons. We will not issue notes under this prospectus supplement in bearer form. Unless the pricing supplement specifies otherwise and except for non-U.S. dollar notes, the notes will be represented by one or more permanent global notes registered in the name of the Depositary, or its nominee, as described below. Subject to the Depositary’s requirements, a single global note will represent all notes issued on the same day and having the same terms. The Paying Agent will make all payments on notes represented by a global note to the Depositary. See “Description of Debt Securities—Global Securities” in the accompanying prospectus.

          “Business Day” is a day other than a Saturday or Sunday and means:

•

with respect to notes denominated in U.S. dollars (other than LIBOR Notes), any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York;

•

with respect to notes denominated in a currency other than U.S. dollars or Euros, any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in either the City of New York or the principal financial center of the country of such currency;

•	with respect to notes denominated in Euros and EURIBOR Notes, any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open; and

•

with respect to LIBOR Notes, any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York and that is also a London Business Day.

          Unless the pricing supplement specifies otherwise, the trustee will be the “Calculation Agent” with regard to the notes. As used in this prospectus supplement, “Calculation Date” means, with respect to any floating rate note and, where applicable, certain other notes, the earlier of:

•

the Business Day immediately preceding the applicable day on which interest is payable on the note, the date on which the note will mature (the “Maturity Date”) or the date of redemption or repayment, as the case may be; or

•	the fifth Business Day after an Interest Determination Date (as defined below) relating to the note.

          “Index Maturity” means the period to maturity used in the interest rate index on which the interest rate for any floating rate note is based.

          “Interest Determination Date” means, for any Interest Reset Date (as defined in “Description of the Series A Notes—Interest Rates—Floating Rate Notes”), the date for determining the rate of interest that will take effect on the Interest Reset Date.

          “Interest Payment Date” means a day on which interest is payable on the notes.

          “Interest Rate” means, at any given time, the rate per annum at which the notes bear interest.

          “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

          Unless the pricing supplement specifies otherwise, we will round all percentages resulting from any calculation of the rate of interest on floating rate notes, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or ..09876545) being rounded to 9.87655% (or .0987655)). We will round all U.S. dollar amounts used in or resulting from that calculation to the nearest cent (with one-half cent being rounded upward). In the case of floating rate notes denominated in currency or currency units other than U.S. dollars, we will round all amounts used in or resulting from that calculation to the smallest whole unit of that other currency or currency unit.

          Pricing Supplement. The pricing supplement relating to each note will describe or specify, among other things, the following terms:

•	if the note is not denominated in U.S. dollars, the Specified Currency in which the note is denominated;

•	whether the note is a fixed rate note or a floating rate note;

•	the price (which may be expressed as a percentage of the aggregate principal amount thereof) at which we will issue the note;

•	the Maturity Date;

•	if the note is a fixed rate note, the Interest Rate, if any, for the note;

•

if the note is a floating rate note, the Initial Interest Rate, the Interest Determination Date, the Interest Reset Dates, the Index Maturity and the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the Interest Rate for the note (see “Description of the Series A Notes—Interest Rates” for an explanation of the terms relating to floating rate notes);

•	the Interest Payment Dates;

•	the Minimum Interest Rate and the Maximum Interest Rate, if any;

•	any provisions relating to redemption or repayment of the note not otherwise described in this prospectus supplement;

•	any provision relating to whether holders of notes will have the right to require repurchase of notes upon a change of control;

•

whether the note is a Senior Note or a Senior Subordinated Note and, if a Senior Subordinated Note, whether the holders or a trustee of the note may accelerate the maturity of the note only in the event of certain circumstances related to our insolvency;

•	any provisions relating to extensions of the note;

•	the date on which the note will be issued (the “Issue Date”);

•	whether the note is a global note or a certificated note;

•	the trustee, Registrar, Paying Agent and Authenticating Agent under the indenture pursuant to which the note is to be issued; and

•	any other terms of the note not inconsistent with the provisions of the applicable indenture.

Payment and Paying Agents

          Unless the pricing supplement specifies otherwise, either we or the Paying Agent will make all payments on each note which are to be made in U.S. dollars (including payments which are to be made in U.S. dollars for Foreign Currency Notes) in the manner described below. For a description of special provisions relating to payments on a Foreign Currency Note to be made in a Specified Currency, see “Special Provisions Relating to Foreign Currency Notes—Payment of Principal and Interest.”

          Unless the pricing supplement specifies otherwise, either we or the Paying Agent will pay interest on fixed rate notes semi-annually on each Interest Payment Date and at maturity (or, if applicable, upon redemption or repayment). Unless the pricing supplement specifies otherwise, either we or the Paying Agent will pay interest on the floating rate notes on the Interest Payment Dates set forth below and at maturity (or, if applicable, upon redemption or repayment).

          Either we or the Paying Agent will pay interest on each Interest Payment Date to the person in whose name the note is registered on the registry books of the Registrar at the close of business on the applicable record date (a “Record Date”) next preceding each Interest Payment Date. However, either we or the Paying Agent will pay interest at maturity (whether or not the maturity date is an Interest Payment Date) or upon earlier redemption or repayment to the person to whom principal shall be payable. Unless otherwise specified in a pricing supplement, if a note is originally issued between a Record Date and an Interest Payment Date, then either we or the Paying Agent will pay the first payment of interest on that note to the holder of record for the first Interest Payment Date.

          Either we or the Paying Agent will pay interest on each note (other than global notes and Foreign Currency Notes and other than interest payable to the holder thereof, if any, on the Maturity Date or upon earlier redemption or repayment) by check mailed to the person in whose name the note is registered at the close of business on the applicable Record Date. Except as provided below, either we or the Paying Agent will make all payments due on the Maturity Date, or upon earlier redemption or repayment, in immediately available funds upon surrender of the note at the corporate trust office of the Paying Agent in the Borough of Manhattan, the City of New York.

          If the Paying Agent makes a payment on an Interest Payment Date (other than interest payable to the holder thereof, if any, on the Maturity Date or upon earlier redemption or repayment), and if the Paying Agent receives a written request to make payment by wire transfer from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency) in aggregate principal amount of the notes not later than the close of business on the Record Date pertaining to that Interest Payment Date, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary, make all U.S. dollar payments to this holder by wire transfer to the account designated in such written request.

          If the Paying Agent makes a payment on the Maturity Date or the date of redemption or repayment, if any, and if the Paying Agent receives a written request to make payment by wire transfer from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency, if other than U.S. dollars) in aggregate principal amount of the notes not later than the close of business on the fifteenth day prior to the Maturity Date or the date of redemption or repayment, if any, the Paying Agent will make all payments to the holder by wire transfer to the account designated in the holder’s written request.

However, the Paying Agent may only make these wire transfer payments subject to applicable laws and regulations, and only after surrender of the note or notes in the Borough of Manhattan, the City of New York, not later than one Business Day prior to the Maturity Date or the date of redemption or repayment, as the case may be.

          Unless the pricing supplement specifies otherwise, the Paying Agent will make all payments on notes represented by a permanent global note registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global note representing the notes.

          We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

Interest Rates

          Each note, except Zero-Coupon Notes (as defined in “—Fixed Rate Notes” below), will bear interest from its Issue Date at the fixed rate per annum, or at the floating rate per annum determined pursuant to the interest rate formula, stated in the note and in the pricing supplement. We may change Interest Rates from time to time, but no change will affect any notes theretofore issued or as to which we have accepted an offer. Interest Rates we may offer with respect to the notes may differ among different tranches of debt securities which we offer within a short time frame depending upon, among other things, changes in overall economic or market conditions or differences in the aggregate principal amount of notes purchased by each investor in different tranches of debt securities.

          The Interest Rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Fixed Rate Notes

          Each fixed rate note, except Zero-Coupon Notes, will bear interest from the Issue Date at the annual fixed interest rate stated in the note and in the pricing supplement. Interest on the Fixed Rate Notes, except Zero-Coupon Notes, will be payable on the Interest Payment Dates specified in the note and in the pricing supplement. Unless the pricing supplement specifies otherwise, the Interest Payment Dates for interest on the fixed rate notes will be January 15 and July 15 of each year and on the Maturity Date or upon earlier redemption or repayment. Unless the pricing supplement specifies otherwise, the Record Dates for the fixed rate notes will be the fifteenth calendar day next preceding each Interest Payment Date.

          Unless the pricing supplement specifies otherwise, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

          If an Interest Payment Date or the Maturity Date (or the date of redemption or repayment) with respect to a fixed rate note falls on a day which is not a Business Day, the payment will be made on the next Business Day as if it were made on the date this payment was due, and no additional interest will accrue as a result of this delayed payment.

          Interest payments on each fixed rate note will include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the Issue Date if no interest has been paid with respect to the note) to, but excluding, the applicable Interest Payment Date, or Maturity Date, as the case may be.

          We may issue notes at prices less than their stated principal amount (“Discounted Notes”). Certain of the Discounted Notes may bear no interest (“Zero-Coupon Notes”), and certain of the Discounted Notes may bear interest at a rate which at the time of issuance is below market rates. Unless the pricing supplement specifies otherwise, upon the redemption, repayment, or acceleration of the maturity of these Discounted Notes, an amount less than the principal amount of the Discounted Note will become due and payable. For United States federal income tax purposes, certain of the Discounted Notes would be considered original issue discount notes (“Original Issue Discount Notes”). Certain information concerning the U.S. federal income tax aspects of Zero-Coupon Notes or Original Issue Discount Notes is set forth under “Certain U.S. Federal Income Tax Consequences” in the accompanying prospectus, and may be set forth in the pricing supplement.

Floating Rate Notes

          Unless the pricing supplement specifies otherwise, we will issue floating rate notes as described below. Each floating rate note will bear interest from the Issue Date at the floating rate per annum determined pursuant to the interest rate formula specified in the note and in the pricing supplement. Unless the pricing supplement specifies otherwise, the Interest Rate on each floating rate note will be equal to:

•	an interest rate determined by reference to the interest rate index specified in the pricing supplement plus or minus the Spread, if any, and/or

•	an interest rate calculated by reference to the interest rate index specified in the pricing supplement multiplied by the Spread Multiplier, if any.

          The “Spread” is the number of basis points (one one-hundredth of a percentage point) specified in the pricing supplement as an adjustment to the Interest Rate for a floating rate note. The “Spread Multiplier” is the factor specified in the pricing supplement as an adjustment to the Interest Rate for a floating rate note.

          Any floating rate note may also have either or both of the following terms:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period (the “Maximum Interest Rate”); and

•	a minimum limitation, or floor, on the rate of interest which may accrue during any interest period (the “Minimum Interest Rate”).

          The pricing supplement for a floating rate note will specify the interest rate index and the Spread or Spread Multiplier, if any, or other interest rate formula and the Maximum or Minimum Interest Rate, if any.

          Unless otherwise specified in the note and in the pricing supplement, either we or the Paying Agent will pay interest on floating rate notes at maturity, upon earlier redemption or repayment, if applicable, and on the following Interest Payment Dates:

•

in the case of notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the note and the pricing supplement;

•	in the case of notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December of each year;

•	in the case of notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the note and the pricing supplement; and

•	in the case of notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the note and the pricing supplement.

          We will calculate interest payments on each floating rate note to include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the Issue Date if no interest has been paid with respect to the note) to, but excluding, the applicable Interest Payment Date, or Maturity Date, as the case may be.

          The Record Dates for the floating rate notes shall be the fifteenth calendar day next preceding each Interest Payment Date.

          The Calculation Agent will compute interest on floating rate notes in the manner set forth below.

          If any Interest Payment Date for any floating rate note (other than the Maturity Date or the date of redemption or repayment) would otherwise be a day that is not a Business Day, then the Interest Payment Date will be postponed to the following day which is a Business Day, except that in the case of a LIBOR Note, if this Business Day falls in the next succeeding calendar month, then the Interest Payment Date will be the immediately preceding Business Day. If the Maturity

Date (or the date of redemption or repayment) of a floating rate note falls on a day which is not a Business Day, then we will make the required payment of principal, premium, if any, and/or interest on the following day which is a Business Day as if it were made on the date this payment was due, and no interest shall accrue as a result of this delayed payment.

          We will calculate accrued interest on a floating rate note by adding the Interest Factors (as defined below) calculated for each day in the period for which we are calculating accrued interest. We will compute the “Interest Factor” for each day by multiplying the face amount of the floating rate note by the Interest Rate applicable to the day and dividing the product thereof by 360, or, in the case of any Treasury Rate Note, by the actual number of days in the year.

          We will reset the rate of interest on each floating rate note daily, weekly, monthly, quarterly, semiannually or annually (the first date on which the reset interest rate becomes effective, being an “Interest Reset Date”), as specified in the note and the pricing supplement. Unless otherwise specified in the note and the pricing supplement, the Interest Reset Date will be:

•	in the case of floating rate notes which reset daily, each Business Day;

•	in the case of floating rate notes which reset weekly (other than Treasury Rate Notes), the Wednesday of each week;

•	in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week;

•	in the case of floating rate notes which reset monthly, the third Wednesday of each month;

•	in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

•	in the case of floating rate notes which reset semiannually, the third Wednesday of two months of each year; and

•	in the case of floating rate notes which reset annually, the third Wednesday of one month of each year.

          If any Interest Reset Date for any floating rate note is not a Business Day, the Interest Reset Date for that floating rate note shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if the next succeeding Business Day is in the next succeeding calendar month, that Interest Reset Date will be the immediately preceding Business Day.

          With respect to determining the Interest Determination Date, unless the pricing supplement specifies to the contrary:

•	the Interest Determination Date for a Federal Funds Rate Note or Prime Rate Note is the second Business Day before the Interest Reset Date;

•	the Interest Determination Date for a LIBOR Note is the second London Business Day before the Interest Reset Date;

•	the Interest Determination Date for a EURIBOR Note is the second TARGET Business Day before the Interest Reset Date; and

•

the Interest Determination Date for a Treasury Rate Note is the day of the week in which such Interest Reset Date falls on which direct obligations of the United States (“Treasury Bills”) would normally be auctioned. Treasury Bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the Interest Determination Date for the Interest Reset Date occurring in the next week.

          Unless the pricing supplement specifies otherwise, the Interest Rate determined with respect to any Interest Determination Date for any floating rate note will become effective on and as of the next succeeding Interest Reset Date. However, the Interest Rate in effect with respect to any floating rate note for the period from the Issue Date to the first Interest Reset Date will be the “Initial Interest Rate” as specified in the pricing supplement. The Interest Rate for a floating rate note will be applicable from and including the Interest Reset Date to which it relates to but not including the next Interest Reset Date or until the Maturity Date, as the case may be.

          The Calculation Agent will determine the Interest Rate for a floating rate note on an Interest Determination Date in accordance with the provisions below. The Calculation Agent will, upon the request of the holder of any floating rate note and to the extent available, provide the Interest Rate then in effect for the note and, if different, the Interest Rate to be in effect as a result of a determination made on the most recent Interest Determination Date with respect to the note.

LIBOR Notes

          Each LIBOR Note will bear interest at a rate calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the note and in the pricing supplement.

          Unless the pricing supplement specifies otherwise, the Calculation Agent will determine LIBOR with respect to any Interest Reset Date according to the method specified in the note and the pricing supplement, in accordance with the following provisions:

•

If “Reuters Page LIBOR01” is specified as the reporting service in the pricing supplement, LIBOR will be the rate for deposits in U.S. dollars having the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following the Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date; and

•	If “Reuters Page LIBOR01” is specified as the reporting service in the pricing supplement and no rate appears, or Reuters Page LIBOR01 is not available, then we will determine LIBOR as follows:

•

The Calculation Agent will select the principal London offices of four major banks in the London interbank market, and will request each bank to provide its offered quotation for deposits in U.S. dollars for the period of the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date and in a principal amount equal to an amount that is representative for a single transaction in the index currency in the market at that time.

•	If at least two of these banks provide a quotation, the Calculation Agent will compute LIBOR on the Interest Determination Date as the arithmetic mean of the quotations.

•

If fewer than two of these banks provide a quotation, the Calculation Agent will select three major banks in the City of New York to provide a rate quote. The Calculation Agent will compute LIBOR on the Interest Determination Date as the arithmetic mean of these quoted rates at approximately 3:00 p.m., New York City time, on the Interest Determination Date in U.S. dollars for loans to leading European banks, having the Index Maturity designated in the pricing supplement commencing on the second London Business Day immediately following the Interest Determination Date and in a principal amount that is representative for a single transaction in the market at that time.

•	If none of these banks provides a quotation as mentioned, the rate of interest will be the same as that in effect on the Interest Determination Date.

          The “Designated LIBOR Page” means if “Reuters Page LIBOR01” is specified in the pricing supplement, the display designated as “LIBOR01” on Reuters 3000 Xtra (or other page as may replace LIBOR01 on Reuters 3000 Xtra or any successor service) for the purpose of displaying the London interbank offered rates of major banks.

EURIBOR Notes

          Each EURIBOR Note will bear interest at a rate calculated with reference to EURIBOR and the Spread and/or Spread Multiplier, if any, specified in the note and in the pricing supplement.

          Unless the pricing supplement specifies otherwise, EURIBOR means with respect to any Interest Reset Date, a base rate equal to the interest rate for deposits in Euros designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI—the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. EURIBOR will be determined in accordance with the following provisions:

•

EURIBOR will be the rate for deposits in Euros having the Index Maturity designated in the pricing supplement, commencing on the second TARGET Business Day immediately following the Interest Determination Date, that appears on the display on Reuters (or any successor service) on page EURIBOR 01 (or any other page as may replace this page on that service) (“Reuters Page EURIBOR 01”) as of 11:00 a.m., Brussels time, on that Interest Determination Date.

     If the rate described above does not appear on Reuters Page EURIBOR 01, then we will determine EURIBOR as follows:

•

The Calculation Agent will select the principal Euro-zone offices of four major banks in the Euro-zone interbank market, and will request each bank to provide its offered quotation for deposits in Euros for the period of the Index Maturity designated in the pricing supplement, commencing on the Interest Determination Date, to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the Interest Determination Date and in a principal amount equal to an amount that is representative for a single transaction in the Index Currency in the market at that time.

•	If at least two of these banks provide a quotation, the Calculation Agent will compute EURIBOR on the Interest Determination Date as the arithmetic mean of the quotations.

•

If fewer than two of these banks provide a quotation, the Calculation Agent will select three major banks in the Euro-zone to provide a rate quote. The Calculation Agent will compute EURIBOR on the Interest Determination Date as the arithmetic mean of these quoted rates at approximately 11:00 a.m., Brussels time, on the Interest Determination Date for loans of Euros, having the Index Maturity designated in the pricing supplement commencing on the Interest Determination Date and in a principal amount that is representative for a single transaction in the market at that time.

•

If fewer than three of these banks provides a quotation as mentioned, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Treasury Rate Notes

          Each Treasury Rate Note will bear interest at the rate calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

          Unless the pricing supplement specifies otherwise, “Treasury Rate” means the rate for the auction held on the Interest Determination Date of Treasury Bills having the Index Maturity specified in the pricing supplement as that rate appears on the display on Reuters (or any successor service) on page USAUCTION 10 (or any other page as may replace this page on that service) (“Reuters USAUCTION 10”) or page USAUCTION 11 (or any other page which replaces this page on that service) (“Reuters USAUCTION 11”) under the heading “INVESTMENT RATE.”

          If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

•

If the rate is not published as described above by 3:00 p.m., New York City time, on the Calculation Date, the Treasury Rate will be the auction average rate of Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) as otherwise announced by the United States Department of Treasury.

•

In the event that the auction rate of Treasury Bills having the Index Maturity specified in the pricing supplement is not published by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) on the Interest Determination Date of Treasury Bills having the Index Maturity specified in the pricing supplement as published in H.15(519) under the heading “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not yet published by 3:00 p.m., New York City time, on the Calculation Date, the rate on the Interest Determination Date of Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

•

If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary U.S. government securities dealers in the City of New York selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the applicable Index Maturity.

•	If fewer than three of the dealers are quoting as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

          H.15(519)” means “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication as published weekly by the Board of Governors of the Federal Reserve System.

          H.15 Daily Update” means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Federal Funds Rate Notes

          Each Federal Funds Rate Note will bear interest at the rate calculated using the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

          Unless the pricing supplement specifies otherwise, “Federal Funds Rate” means, for an Interest Determination Date, the rate with respect to that date for Federal Funds as published in H.15(519) under the heading “EFFECT,” as this rate is displayed on Reuters (or any successor service) on page FEDFUNDS1 (or any other page as may replace this page on that service) (“Reuters FEDFUNDS1”).

          If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

•

If the rate does not appear on Reuters FEDFUNDS1 or is not yet published by 3:00 p.m. New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate with respect to the Interest Determination Date as published in the H.15 Daily Update or another recognized electronic source used for the purpose of displaying this rate under the heading “EFFECT.”

•

If the rate does not appear on Reuters FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Federal Funds Rate with respect to the Interest Determination Date will be the arithmetic mean of the rates, as of 3:00 p.m., New York City time, on the business day following that Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in the City of New York selected by the Calculation Agent.

•	If fewer than three brokers are quoting as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

Prime Rate Notes

          Each Prime Rate Note will bear interest at the rate calculated using the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

          Unless the pricing supplement specifies otherwise, “Prime Rate” means, with respect to an Interest Determination Date, the rate set forth on that date in H.15(519) under the heading “Bank Prime Loan” or if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on the Interest Determination Date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying this rate, under the heading “Bank Prime Loan.”

          If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

•

If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME 1 Page (as defined below) as a bank’s publicly announced prime rate or base lending rate in effect as of 3:00 p.m., New York City time, for that Interest Determination Date.

•

If fewer than four rates appear on the Reuters Screen USPRIME 1 Page on that date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted by three major banks in the City of New York selected by the Calculation Agent on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Interest Determination Date.

•	If fewer than three banks are quoting as mentioned, then the rate of interest will be the same as that in effect on the Interest Determination Date.

          “Reuters Screen USPRIME 1 Page” means the display page designated as page “USPRIME 1” on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

Foreign Currency, Currency Indexed and Other Indexed Notes

          We may, from time to time, offer Foreign Currency Notes. See “Special Provisions Relating to Foreign Currency Notes” and “Foreign Currency Risks.”

          We may, from time to time, offer notes (“Currency Indexed Notes”) of which the principal amount payable on the Maturity Date (or upon earlier redemption or repayment) and/or interest thereon will be determined with reference to the exchange rate of a Specified Currency relative to another currency or composite currency (the “Indexed Currency”) or to a currency index (the “Currency Index”). Holders of these notes may receive a principal amount on the Maturity Date or upon earlier redemption or repayment that is greater than or less than the face amount of these notes depending upon the relative value at maturity of the Specified Currency compared to the Indexed Currency or Currency Index.

          The pricing supplement will describe the Foreign Currency Notes, the Currency Indexed Notes and the Currency Index and, when appropriate, will also provide:

•	information as to the method for determining the amount of interest payable and the principal amount payable on the Maturity Date or upon earlier redemption or repayment;

•	the relative value of the Specified Currency compared to the applicable Indexed Currency or Currency Index;

•	any exchange controls applicable to the Specified Currency or Indexed Currency; and

•	certain tax consequences to the holders of the Currency Indexed Notes.

          For more information about Foreign Currency Notes and Currency Indexed Notes, see “Special Provisions Relating to Foreign Currency Notes” and “Foreign Currency Risks.”

          We may, from time to time, also offer indexed notes (“Indexed Notes”) other than Currency Indexed Notes. The principal amount of the Indexed Notes which is payable on the Maturity Date or upon earlier redemption or repayment and/or interest thereon will be determined by reference to a measure (the “Index”). The Index will be:

•	one or more equity or other indices and/or formulas;

•	the price of one or more specified commodities; or

•	such other methods or formulas we may specify in the pricing supplement.

          The pricing supplement will describe the Indexed Notes and the Index and will also provide:

•	the method of determination of the amount of interest payable and the amount of principal payable on the Maturity Date or upon earlier redemption or repayment in respect of the Indexed Notes;

•	certain tax consequences to holders of the Indexed Notes;

•	certain risks associated with an investment in the Indexed Notes; and

•	other information relating to the Indexed Notes.

          Your investment in the Currency Indexed Notes or in other Indexed Notes, as to principal or interest or both, entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. The interest rate on Currency Indexed Notes and other Indexed Notes may be less than that payable on a conventional fixed-rate debt security issued at the same time.

          The possibility exists that no interest will be paid or that negative interest will accrue, and the principal amount of a Currency Indexed Note or some other Indexed Note payable at maturity may be less than the original purchase price of the note. The possibility exists that no principal will be paid at maturity if the principal amount is utilized to net against accrued negative interest.

          A number of factors affect the secondary market for Currency Indexed Notes and other Indexed Notes, independent of our creditworthiness and the value of the applicable Index, the time remaining to the maturity of the notes, the amount outstanding of the notes and market interest rates. The value of the applicable Index depends on a number of interrelated factors, including economic, financial and political events, over which we have no control.

          Additionally, if the formula used to determine the principal amount or interest payable with respect to a Currency Indexed Note contains a multiple or leverage factor, the effect of any change in the applicable Index will be increased. You should not view the historical experience of the relevant Index as an indication of future performance of the Index during the term of any Currency Indexed Note or any other Indexed Note. Accordingly, you should consult your own financial and legal advisors about the risk entailed by an investment in Currency Indexed Notes and other Indexed Notes and the suitability of such notes in light of their particular circumstances.

          Unless the pricing supplement specifies otherwise:

•

for the purpose of determining whether holders of the requisite principal amount of notes outstanding under the applicable indenture have taken any action, the outstanding principal amount of Currency Indexed Notes or of other Indexed Notes will be deemed to be the face amount of those notes; and

•

in the event of an acceleration of the maturity of a Currency Indexed Note or any other Indexed Note, the principal amount to be paid to the holder of that note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of that note would be determined on the Maturity Date of that note, as if the date of acceleration were the Maturity Date.

Optional Redemption

          Unless the pricing supplement specifies otherwise, the notes will not be redeemable. In the event notes are redeemable, we will have the right to redeem such notes in whole at any time or in part from time to time, at our option, on at least 30 days’ but no more than 60 days’ prior written notice mailed to the registered holders of the notes to be redeemed. Unless the pricing supplement specifies otherwise, upon redemption of the notes, we will pay a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus a spread, which will be specified in the pricing supplement, plus accrued and unpaid interest thereon to the redemption date.

          “Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as the second Business Day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

          “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

          “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third Business Day preceding such redemption date, as contained in the daily statistical release, or any successor release, published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if the release, or any successor release, is not published or does not contain these prices on that business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

          “Independent Investment Banker” means the Reference Treasury Dealer appointed by us.

          “Reference Treasury Dealer” means each of any three primary U.S. Government securities dealer selected by us, and their respective successors.

          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

          “Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

          If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Prepayment at Option of Holder

          Unless the pricing supplement specifies otherwise, a holder of a note will not have the option to require prepayment of a note prior to maturity.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

Terms of the Notes

          Unless the pricing supplement specifies otherwise, we will denominate the notes in U.S. dollars and we will make all payments on the notes in U.S. dollars. Unless the pricing supplement specifies otherwise, the following provisions shall apply to Foreign Currency Notes. The following specific provisions supplement the description of general terms of the notes set forth in the prospectus and elsewhere in this prospectus supplement and, if the description of the general terms of the notes is inconsistent, these provisions override and replace them. We will issue Foreign Currency Notes in registered form only, without coupons.

          No Foreign Currency Notes may be issued which (a) have a minimum denomination of less than EUR 1000 (or nearly equivalent in another currency), or (b) carry the right to acquire shares (or transferable securities equivalent to shares) issued by us or by any entity to whose group we belong. Subject thereto, the Foreign Currency Notes will be issued in such denominations as may be specified in the relevant pricing supplement, subject to compliance with all applicable legal and/or regulatory and/or central bank requirements.

Currencies

          Unless the pricing supplement specifies otherwise, you must pay for Foreign Currency Notes in the Specified Currency. At present, limited facilities are available in the United States for conversion of U.S. dollars into the Specified Currencies and vice versa. Banks offer non-U.S. dollar checking or savings account facilities in the United States only on a limited basis. However, if you make a request five Business Days or more before the date of delivery of the notes, or by any other day determined by the applicable Exchange Rate Agent, the Exchange Rate Agent will arrange for the conversion of U.S. dollars into the Specified Currency set forth in the pricing supplement to enable you to pay for the Foreign Currency Notes. The Exchange Rate Agent will make conversions on terms and subject to the conditions, limitations, and charges as the Exchange Rate Agent may from time to time establish in accordance with its regular foreign exchange practices. You will bear all costs of exchange of the Foreign Currency Notes.

Distribution of Foreign Currency Notes

          Unless otherwise specified in the applicable pricing supplement, Foreign Currency Notes will be issued in global form to the London Paying Agent or its nominee who will hold such notes as common depositary for Clearstream and Euroclear. Unless otherwise specified in the applicable pricing supplement, investors will hold book-entry interests in a foreign currency global note through organizations that participate, directly or indirectly, in Clearstream and Euroclear systems, as applicable. Book-entry interests in foreign currency notes and all transfers relating to foreign currency notes will be reflected only in the book-entry records of Euroclear and Clearstream.

Payment of Principal and Interest

          We will make all payments on Foreign Currency Notes in the Specified Currency. However, except as provided below or as otherwise specified in the pricing supplement, you will receive all payments on Foreign Currency Notes in U.S. dollars as converted by the Exchange Rate Agent we appoint. However, unless the pricing supplement specifies to the contrary, you may elect to receive payments in the Specified Currency under the circumstances described below.

          The Exchange Rate Agent will base the U.S. dollar amount, if any, you may receive on a Foreign Currency Note on the highest bid quotation received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable Interest Payment Date. The Exchange Rate Agent must receive bids from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on the applicable payment date, in an amount equal to the aggregate amount of the Specified Currency payable to all holders of notes not electing to receive the Specified Currency on the payment date and at which the applicable dealer commits to execute a contract. If three bid quotations are not available, payments will be made in the Specified Currency. You will bear all currency exchange costs and we will deduct the costs incurred from payments made to you.

          Unless the pricing supplement specifies otherwise, you may elect to receive payments on the Foreign Currency Notes in the Specified Currency by transmitting a written request to the principal offices of the Paying Agent:

•	prior to the Record Date immediately preceding any Interest Payment Date; or

•	at least fifteen days prior to the maturity date or the date of redemption or repayment, if any, in the case of payments to be made on the maturity date or upon earlier redemption or repayment.

          You may mail or hand deliver your written request or deliver it by cable, telex, or other form of facsimile transmission. You may elect to receive payment in the Specified Currency for all payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the Paying Agent, but written notice of any revocation must be received by the Paying Agent:

•	on or prior to the Record Date in the case of any payment of interest; or

•	at least fifteen days prior to the maturity date or the date of redemption or repayment, if any, in the case of the payment of principal and premium, if any.

          If you hold Foreign Currency Notes in the name of a broker or nominee, you should contact your broker or nominee to determine whether and how you may elect to receive payments in the Specified Currency.

          Unless the pricing supplement specifies otherwise, we will make payments on each Foreign Currency Note in U.S. dollars in the manner specified under “Description of the Notes—Payment and Paying Agents.” Unless the pricing supplement specifies to the contrary, if you elect to receive payments on Foreign Currency Notes in the Specified Currency, we will make payments to you as follows:

•

We will pay interest (other than interest payable, on the maturity date or upon earlier redemption or repayment) to you in the Specified Currency by bank draft mailed to you or your nominee or other registered holder at the close of business on the applicable Record Date.

•

We will pay the principal of and premium, if any, on the Foreign Currency Note and any interest payable to you when due by bank draft upon surrender of the note at the corporate trust office of the Paying Agent in the Borough of Manhattan, City of New York.

•	We will draw the drafts denominated in a Specified Currency on a bank office located outside the United States.

          If the Paying Agent receives a written request to be paid by wire transfer from a holder of the equivalent of U.S. $1,000,000 or more in aggregate principal amount of the Foreign Currency Notes not later than the close of business on a Record Date for an interest payment or the fifteenth day prior to the maturity date or the date of redemption or repayment, if any, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary (but, in the case of payments to be made on the maturity date or earlier redemption or repayment, only after the surrender of the note or notes in the Borough of Manhattan, City of New York, not later than one Business Day prior to the maturity date or the date of redemption or repayment, as the case may be), make all payments denominated in the Specified Currency to the requesting holder by wire transfer to an account designated in the written request and maintained in the country of the Specified Currency.

Outstanding Foreign Currency Notes

          Unless the pricing supplement specifies otherwise, for purposes of calculating the principal amount of any Foreign Currency Note payable in a Specified Currency for any purpose under the indentures, we will deem the principal amount of the Foreign Currency Note at any time outstanding to be the U.S. dollar equivalent, determined as of the date of the original issuance of the Foreign Currency Note.

Payment Currency

          If a Specified Currency is not available for any payment on a Foreign Currency Note due to circumstances beyond our control, we will be entitled to meet our obligations to you by making payment in U.S. dollars. Any payment in U.S. dollars will be on the basis of the noon buying rate in the City of New York for cable transfers of the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the “Market Exchange Rate”) on the second day prior to any payment, or if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as the pricing supplement otherwise specifies. Under these circumstances, any payment made in U.S. dollars where required payment is in a Specified Currency will not constitute a default under the indentures.

          If we are required to make payments on a Foreign Currency Note in Euros, and Euros are unavailable due to circumstances beyond our control, we will make all payments due on that date with respect to the Foreign Currency Notes in U.S. dollars. The Exchange Rate Agent will convert the amount payable in Euros on any date into U.S. dollars, at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which payment is due on the following basis: The equivalent of Euros in U.S. dollars will be calculated by aggregating the U.S. dollar equivalents of the Components. The Paying Agent will determine the U.S. dollar equivalent of each of the Components on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable pricing supplement. The “Components” for this purpose will be the currency amounts that were components of the Euro as of the latest date on which Euros were used in the European Monetary System.

          If the official unit of any component currency is altered by way of combination or subdivision, the Exchange Rate Agent or the Paying Agent, as the case may be, will multiply or divide the number of units of that currency as a Component in the same proportion. If two or more component currencies are consolidated into a single currency, the Exchange Rate Agent or Paying Agent, as the case may be, will replace the amounts of those currencies as Components by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in the consolidated currency. If any component currency is divided into two or more currencies, the Exchange Rate Agent or Paying Agent, as the case may be, will replace the amount of that currency as a Component with amounts of those currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

          All determinations referred to above by the Exchange Rate Agent or Paying Agent shall be at its sole discretion (except to the extent expressly provided in this prospectus supplement that any determination is subject to our approval) and, in the absence of manifest error, shall be conclusive for all purposes and binding on you. The Exchange Rate Agent or Paying Agent, as the case may be, shall have no liability for the determination. Any payment made in U.S. dollars in the circumstances set forth above where required payment is in a Specified Currency will not constitute a default under the indentures.

FOREIGN CURRENCY RISKS

          This prospectus supplement, the prospectus and the pricing supplement do not describe all the risks of an investment in notes that are indexed to or denominated in currencies other than the U.S. dollar. You should consult your own financial, tax, and legal advisors as to the risks entailed by an investment in the notes. The notes may not be an appropriate investment for investors who are unsophisticated with respect to foreign currency, currency unit or indexed transactions.

Exchange Rates and Exchange Controls

          Notes that are denominated in currencies other than the U.S. dollar, which we refer to in this prospectus supplement as “Foreign Currency Notes,” have significantly more risk to U.S. residents than a similar investment in a security denominated in U.S. dollars. Similarly, notes that are effectively indexed to currencies other than the U.S. dollar, which we refer to in this prospectus supplement as “Currency Indexed Notes,” have significantly more risk for U.S. residents than a similar investment in a non-Currency Indexed Note. Some of these risks are:

•	the possibility of significant changes in rates of exchange between the U.S. dollar and the Specified Currency; and

•	the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments.

          These risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile and you should expect volatility in the future. The exchange rate between the U.S. dollar and a foreign currency or currency unit is in most cases established principally by the supply of and demand for those currencies. Changes in the exchange rate result over time from the interaction of many factors, including:

•	rates of inflation;

•	interest rate levels;

•	balances of payments; and

•	the extent of governmental surpluses or deficits in the countries issuing currencies.

          These factors are in turn sensitive to, among other things, the monetary, fiscal and trade policies pursued by governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the exchange rate that may occur during the term of any note. You may receive a yield on U.S. dollar-equivalent Foreign Currency Notes below their coupon rate, and, in some circumstances, you could suffer a loss if the Specified Currency depreciates against the U.S. dollar. Similarly, if the Specified Currency depreciates against the Indexed Currency you may receive a return of principal in an amount less than the face amount of a Currency Indexed Note, which would also result in an effective yield below the stated interest rate.

          Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments generally do not allow their currencies to float freely at all times. Sovereign governments use a variety of techniques to affect the exchange rate of their currencies including:

•	intervention by a country’s central bank;

•	imposition of regulatory controls or taxes;

•	issuance of a new currency to replace an existing currency; or

•	alteration of the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.

          As a result, your U.S. dollar equivalent yields could be affected by governmental actions, which could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces, and the movement of currencies across borders. We will not adjust or change the terms of any notes in the event that exchange rates become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the U.S. dollar or any applicable currency or currency unit.

          Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a note’s maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular note that would otherwise be payable in the Specified Currency would not be available at the note’s maturity. In that event, we will make required payments in U.S. dollars on the basis of the Market Exchange Rate on the second day prior to the payment, or if the current Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See “Special Provisions Relating to Foreign Currency Notes—Payment Currency.”

          The information set forth in this section of the prospectus supplement is directed primarily to prospective purchasers who are U.S. residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding, or receipt of payments of principal of and premium and interest, if any, on the notes. You should consult your own counsel with regard to these matters.

Judgments

          Courts in the United States generally would grant or enforce a judgment relating to an action based on Foreign Currency Notes and Currency Indexed Notes only in U.S. dollars, and the date used to determine the rate of conversion of foreign currencies into U.S. dollars will depend on various factors, including which court rendered the judgment. Section 27 of the Judiciary Law of the State of New York provides that a New York State court would be required to enter a judgment in the Specified Currency of the underlying obligation. This judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

          For a discussion of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, see “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus. Any special U.S. federal income tax consequences relevant to the purchase, ownership and disposition of any tranche of notes not discussed in the accompanying prospectus will be addressed in the relevant pricing supplement for such tranche of notes.

          ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

PLAN OF DISTRIBUTION

          We are offering the notes on a continuing basis for sale directly by us in those jurisdictions where we are authorized to do so. In addition, subject to the terms and conditions set forth in the Global Selling Agency Agreement dated January 20, 2006 among us and the Agents, we may offer the notes through Lehman Brothers Inc., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., LaSalle Financial Services, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC or one or more other Agents we appoint from time to time, who have separately agreed to use their reasonable best efforts to solicit offers to purchase the notes. We may also sell notes to any Agent, as principal, at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by that Agent or, if so agreed, on a fixed public offering price basis. Unless otherwise specified in the pricing supplement, we will pay each Agent a commission, in the form of a discount which, depending on the maturity of the notes placed by such Agent, will range from .05% to .75% of the principal amount of the notes, except that the commission we may pay to the Agents with respect to notes with maturities of greater than thirty years will be negotiated at the time we issue those notes. We will not pay a commission to the Agents on the notes we sell directly to purchasers. Payment of the purchase price of the notes will be required to be made in immediately available funds.

          The Agents may offer the notes they have purchased as principal to other dealers. The Agents may sell notes to any dealer at a discount and, unless the pricing supplement specifies to the contrary, a discount allowed to any dealer will not be in excess of the discount we allow the Agent. Unless the pricing supplement specifies to the contrary, an Agent purchasing a note as principal will pay a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a note of identical maturity, and the Agent may resell this note to investors and other purchasers as described above. After the initial public offering of notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may change.

          We will have the sole right to accept offers to purchase notes and may, in our absolute discretion, reject any proposed purchase of notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase the notes.

          If one or more Agents purchase notes in an offering as principal on a fixed price basis, the Agent or Agents may engage in certain transactions that stabilize the price of those notes. Those transactions may consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of those notes. If the Agent or Agents create a short position in those notes (i.e., if it sells notes in an aggregate principal amount exceeding that set forth in the pricing supplement), that Agent or Agents may reduce that short position by purchasing notes in the open market.

          In general, the purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases.

          We and the Agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the Agents make no representations that anyone will engage in such transactions or that those transactions, once commenced, will continue.

          Each Agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments each Agent may be required to make in respect thereof.

          We have been advised by the Agents that each of the Agents may from time to time purchase and sell notes in the secondary market, but is not obligated to do so and may discontinue any market making activities in the notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the notes.

          Some of the Agents or their affiliates have in the past, and may from time to time in the future, provide investment banking and/or commercial banking services to us and may from time to time engage in transactions with and/or perform other services for us in the ordinary course of business for which they have received, or will receive, customary fees and expenses.

OFFERING RESTRICTIONS

          The notes will be offered for sale in the United States and, from time to time, in jurisdictions outside the United States, subject to applicable law.

          Each Agent has agreed that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the prospectus, any pricing supplement or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best of the Agent’s knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the Global Selling Agency Agreement.

          You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which you purchase the notes. These taxes and charges are in addition to the issue prices set forth on the cover page of any pricing supplement.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) each agent has represented and agreed, and each further agent appointed under the Program will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

          (a)          to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)          to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts;

          (c)          to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (d)          in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

          Each Agent has represented and agreed, and each further Agent appointed under the Program will be required to represent and agree, that:

          (a)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

          (b)           it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

PROSPECTUS

CIT GROUP INC.

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
WARRANTS
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

CIT Group Inc. may from time to time offer and sell shares of common stock, shares of preferred stock, depositary shares, senior debt securities, subordinated debt securities, warrants, stock purchase contracts or stock purchase units covered by this prospectus independently, or together in any combination that may include other securities set forth in an accompanying prospectus supplement, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

We will provide the specific terms and prices of the securities that we may offer in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CIT.”

We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 17, 2007.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell or issue securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement and any applicable pricing supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement and any applicable pricing supplement may also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the additional information described under “Where You Can Find More Information” before making an investment decision.

As used in this prospectus, the terms “CIT Group Inc.,” “CIT Group,” “CIT,” “we,” “us,” “our” and “the company” refer to CIT Group Inc., unless the context clearly indicates otherwise.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

CIT Group Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our Web site at www.cit.com. We have included our Web site address as an inactive textual reference only. Information on our Web site is not incorporated by reference into and does not form a part of this prospectus or any accompanying prospectus supplement.

We are incorporating by reference into this prospectus and any accompanying prospectus supplement the information that CIT Group Inc. files with the SEC, which means that we can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished under applicable SEC rules, rather than filed, until the completion of this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the periods ending March 31, 2007 and June 30, 2007, respectively;

•	CIT’s Definitive Proxy Statement filed with the SEC on April 4, 2007;

•

our Current Reports on Form 8-K filed with the SEC on January 9, 2007, January 17, 2007 (other than Item 7.01), January 23, 2007, January 25, 2007, January 30, 2007, February 1, 2007, February 6, 2007, February 13, 2007 (two filings), February 21, 2007, February 27, 2007, March 6, 2007, March 9, 2007, March 13, 2007, March 14, 2007, March 16, 2007, March 20, 2007, March 23, 2007, April 2, 2007, April 18, 2007 (other than Item 2.02), May 2, 2007, May 8, 2007, May 15, 2007, May 22, 2007, May 30, 2007, June 5, 2007, June 12, 2007, June 18, 2007, June 22, 2007 (two filings), July 3, 2007, July 5, 2007, July 18, 2007 (other than Item 7.01), August 3, 2007, August 7, 2007, August 8, 2007, August 14, 2007, August 28, 2007 and September 24, 2007; and

•	the description of our common stock contained in Form 8-A filed on June 26, 2002, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

Glenn Votek
Executive Vice President And Treasurer
CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
(973) 740-5000

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Any forward-looking statements contained in this prospectus, the applicable prospectus supplement and the documents incorporated by reference in this prospectus are subject to unknown risks, uncertainties and contingencies. Forward- looking statements are included, for example, in the discussions about:

•	our liquidity risk management;

•	our credit risk management;

•	our asset and liability risk management;

•	our funding, borrowing costs and net finance revenue;

•	our capital, leverage and credit ratings;

•	our operational risks, including the success of build-out initiatives, acquisitions and divestitures;

•	legal risks;

•	our growth rates;

•	our commitments to extend credit or purchase equipment; and

•	how we may be affected by legal proceedings.

All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to:

•	risks of economic slowdown, downturn or recession;

•	industry cycles and trends;

•	demographic trends;

•	risks inherent in changes in market interest rates and quality spreads;

•	funding opportunities and borrowing costs;

•	changes in funding markets, including commercial paper, term debt, bank deposits and the asset-backed securitization markets;

•	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks;

•	adequacy of reserves for credit losses;

•	risks associated with the value and recoverability of leased equipment and lease residual values;

•	changes in laws or regulations governing our business and operations;

•	changes in competitive factors; and

•	future acquisitions and dispositions of businesses or asset portfolios.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. We do not assume the obligation to update any forward-looking statement for any reason, except as required by law.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, the net proceeds from any sale of the offered securities will be used to provide additional working funds for CIT Group Inc. CIT has not yet determined the amounts that it may use in connection with its business or that it may furnish to its subsidiaries.

DESCRIPTION OF DEBT SECURITIES

This section contains a description of the general terms and provisions of the debt securities that may be offered by this prospectus. We may issue senior debt securities and subordinated debt securities under one of two separate indentures between us and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior indenture and the subordinated indenture are referred to in this prospectus individually as the “indenture” and collectively as the “indentures.” The indentures may be supplemented from time to time.

This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

In addition, the material specific financial, legal and other terms, as well as any material U.S. federal income tax consequences, particular to securities of each series will be described in the prospectus supplement relating to the securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

Neither indenture limits the amount of debt that we may issue under the indenture or otherwise. Under the indentures, we may issue the securities in one or more series with the same or various maturities, at par or a premium, or with original issue discount.

Unless otherwise specified in the prospectus supplement, the debt securities covered by this prospectus will be our direct unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our senior indebtedness. See “—Subordination” below. Any of our secured indebtedness will rank ahead of the debt securities to the extent of the value of the assets securing such indebtedness.

We conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends, loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on our debt securities or to make any funds available for payment of amounts that will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities, to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among other terms, some or all of the following, as applicable:

•	the title and series of such debt securities, which may include medium-term notes;

•	the total principal amount of the series of debt securities and whether there shall be any limit upon the aggregate principal amount of such debt securities;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of the debt securities will be payable;

•

the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•

the place or places where the principal of or any premium or interest on such debt securities will be payable, where any of such debt securities that are issued in registered form may be surrendered for registration of, transfer or exchange, and where any such debt securities may be surrendered for conversion or exchange;

•

if such debt securities are to be redeemable at our option, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option;

•

provisions specifying whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder of such debt securities and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

•

if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•

provisions specifying whether the debt securities will be convertible into other securities of CIT and/or exchangeable for securities of CIT or other issuers and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•

if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than U.S. dollars, the currency of payment, including composite currencies, of the principal of, and any premium or interest on any of such debt securities;

•

provisions specifying whether the principal of, and any premium or interest on such debt securities will be payable, at the election of CIT or a holder of debt securities, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on such debt securities;

•	provisions specifying whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•

provisions specifying whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•

in the case of subordinated debt securities, provisions specifying the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated in right of payment to other series of subordinated debt securities or other indebtedness of CIT, as the case may be, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	any deletions from, modifications of or additions to the events of default or covenants of CIT with respect to such debt securities;

•	terms specifying whether the provisions described below under “—Discharge; Defeasance and Covenant Defeasance” will be applicable to such debt securities;

•	terms specifying whether any of such debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

•	any other terms of such debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities.

The prospectus supplement relating to debt securities being offered pursuant to this prospectus will be attached to the front of this prospectus.

We may from time to time, without the consent of the existing holders of the debt securities, create and issue further debt securities having the same terms and conditions as the previously issued debt securities in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Such debt securities will be fungible with the previously issued notes to the extent specified in the applicable prospectus supplement or pricing supplement.

We may also in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under either of the indentures described in this prospectus. Thus, any other debt securities that we may issue may be issued under other indentures or documentation containing provisions different from those included in the indentures or applicable to one or more issues of the debt securities described in this prospectus.

Negative Pledge

Neither indenture limits the amount of other securities that we or our subsidiaries may issue. However, each indenture contains a provision that we refer to in this prospectus as the “Negative Pledge” that provides that we will not pledge or otherwise subject to any lien any of our property or assets to secure indebtedness for money borrowed that is incurred, issued, assumed or guaranteed by us, subject to certain exceptions.

The terms of the Negative Pledge do nevertheless permit us to create:

•	liens in favor of any of our subsidiaries;

•	purchase money liens;

•	liens existing at the time of any acquisition that we may make;

•	liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

•

liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers’ acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

•	liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

•

arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

•	liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

•	consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

•	liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

•	liens on property or assets financed through tax-exempt municipal obligations;

•

liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

•	liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

In addition, under the subordinated indenture pursuant to which any of our senior subordinated debt is issued, we have agreed not to permit:

•

the aggregate amount of senior subordinated indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of our capital stock plus our consolidated surplus (including retained earnings); or

•

the aggregate amount of senior subordinated indebtedness and junior subordinated indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings).

Under the more restrictive of these tests, as of June 30, 2007, we could issue up to approximately $6.8 billion of additional senior subordinated indebtedness.

Consolidation, Merger or Sale

Subject to the provisions of the Negative Pledge described above, the indentures will not prevent us from consolidating or merging with any other person or selling our assets as, or substantially as, an entirety. However, we have agreed not to consolidate with or merge into any other person or convey or transfer or lease substantially all of our properties and assets to any person, unless, among other things:

•

the successor entity (if other than the company) expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the debt securities then outstanding and the performance and observance of every covenant in the indentures that we would otherwise have to perform as if it were an original party to the indentures;

•

the person to which our properties and assets (as an entirety or substantially as an entirety) are sold expressly assumes, as a part of the purchase price, by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the debt securities then outstanding and the performance and observance of every covenant in the indentures that we would otherwise have to perform as if it were an original party to the indentures; and

•	the company or the successor entity (if other than the company), or purchaser of our properties and assets, as applicable, is not immediately thereafter in default under the indentures.

The successor entity or purchaser of our properties and assets, as applicable, will assume all our obligations under the indentures as if it were an original party to the indentures. After assuming the obligations, the successor entity will have all our rights and powers under the indentures.

Events of Default

An “event of default” means any one of the following events that occurs with respect to a series of debt securities issued under an indenture:

•	we fail to pay interest on any debt security of such series for 30 days after payment was due;

•	we fail to make the principal or any premium payment on any debt security of such series when due;

•	we fail to make any sinking fund payment or analogous obligation when due in respect of any debt securities of such series;

•

we fail to perform any other covenant in the indenture and this failure continues for 30 days after we receive written notice of it (other than any failure to perform in respect of a covenant included in the indenture solely for the benefit of another series of debt securities);

•

any event of default shall have occurred in respect of our indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $25.0 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we receive written notice; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. Other than as specified above, a default under our other indebtedness will not be a default under the indentures for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series.

If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) on all debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of CIT, all unpaid principal amount (or specified amount) of and all accrued and unpaid interest on the outstanding debt securities of such series shall automatically become immediately due and payable.

The trustee may withhold notice to the holders of our debt securities of any default (except for defaults that involve our failure to pay principal of, premium, if any or interest, if any, or any sinking fund payment, if applicable, on any series of debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of debt securities.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount (or specified amount) of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•

we have cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the applicable indenture.

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

If a default in the performance or breach of an indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding debt securities of all series under such indenture, by notice to the trustee, may waive any past event of default or its consequences under such indenture. However, an event of default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on, any security; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under an indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indentures.

Modification of Indenture

The indentures contain provisions permitting us and the trustee to amend, modify or supplement the indentures and any supplemental indenture under which the series of debt securities are issued. Generally, these changes require the consent of the holders of at least a majority of the outstanding principal amount of each series of debt securities affected by the change.

However, no modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain specified covenants is effective against any holder without its consent. In addition, no supplemental indenture shall adversely affect the rights of any holder of senior indebtedness with respect to subordination without the consent of such holder.

In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an indenture or any supplemental indenture:

•

for an original issue discount security, we will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; and

•

for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

Subordination

Our subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness. In the event of (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to CIT or to its creditors, as such, or to its assets, or (2) any voluntary or involuntary liquidation, dissolution or other winding up of CIT, whether or not involving insolvency or bankruptcy or (3) any assignment for the benefit of creditors or (4) the taking of corporate action by CIT in furtherance of any such action or (5) the admitting in writing by CIT of its inability to pay its debts generally as they become due, then and in any such event the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for such payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, our subordinated debt securities, and to that end the holders of senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of our subordinated debt securities, which may be payable or deliverable in respect of the subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. By reason of such subordination, in the event of liquidation or insolvency of CIT, holders of senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities of CIT applicable to such senior indebtedness until the principal of, any premium and interest on, our subordinated debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of, or any premium or interest on, our subordinated debt securities may be made (1) in the event and during the continuation of any default by CIT in the payment of principal, premium, interest or any other amount due on any of our senior indebtedness, or (2) if the maturity of any our senior indebtedness has been accelerated because of a default.

Our subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. Our senior debt securities will constitute senior indebtedness under our subordinated indenture.

The term “senior indebtedness” means all indebtedness of CIT outstanding at any time, except (1) our subordinated debt securities, (2) indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such indebtedness is subordinated to or ranks equally with our subordinated debt securities, (3) indebtedness of CIT to an affiliate, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against CIT in a proceeding under federal or state bankruptcy laws, (5) trade accounts payable, (6) any indebtedness issued in violation of the instrument creating it and (7) any guarantee of indebtedness. Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Global Securities

We may issue the global securities in either registered or bearer form, in either temporary or permanent form. Unless the prospectus supplement specifies otherwise, debt securities, when issued, will be represented by a permanent global security or securities, and each permanent global security will be deposited with, or on behalf of, The Depository Trust Company, which we refer to as the Depositary, and registered in the name of a nominee of the Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream or Euroclear (outside of the United States), if they are participants of those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold the interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in those capacities, the “U.S. Depositaries”). Except under the limited circumstances described below, permanent global securities will not be exchangeable for securities in definitive form and will not otherwise be issuable in definitive form.

Ownership of beneficial interests in a permanent global security will be limited to institutions that have accounts with the Depositary or its nominee (each a “participant”) or persons who may hold interests through participants. In addition, ownership of beneficial interests by participants in that permanent global security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for that permanent global security. Ownership of beneficial interests in that permanent global security by persons who hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by that participant. The Depositary has no knowledge of the actual beneficial owners of securities. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer your beneficial interests in that permanent global security.

We have been advised by the Depositary that upon the issuance of a permanent global security and the deposit of that permanent global security with the Depositary, the Depositary will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by that permanent global security to the accounts of participants.

The paying agent will make all payments on securities represented by a permanent global security registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global security representing the securities. The Depositary has advised us that upon receipt of any payment of principal of, or premium or interest on, if any, a permanent global security, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global security as shown in the records of the Depositary or its nominee. We expect that payments by participants to owners of beneficial interests in a permanent global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” (i.e., the name of a securities broker or dealer), and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of CIT, any trustee, any agent of CIT, or any agent of a trustee will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial interests in a permanent global security or for maintaining, supervising, or reviewing any of the records relating to such beneficial interests.

A permanent global security is exchangeable for definitive securities registered in the name of, and a transfer of a permanent global security may be registered to, any person other than the Depositary or its nominee, only if:

•

the Depositary notifies us that it is unwilling or unable to continue as Depositary for that permanent global security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor Depositary within 90 days;

•	we, in our discretion, determine that the permanent global security will be exchangeable for definitive securities in registered form; or

•

an event of default under the applicable indenture shall have occurred and be continuing, as described in the prospectus, and we, the applicable trustee, or the applicable registrar and paying agent notify the Depositary that the permanent global security will be exchangeable for definitive securities in registered form.

Any permanent global security which is exchangeable will be exchangeable in whole for definitive securities in registered form, of like tenor and of an equal aggregate principal amount as the permanent global security, in denominations of $1,000 and integral multiples thereof. Those definitive securities will be registered in the name or names of such person or persons as the Depositary shall instruct such trustee. We expect that those instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the permanent global security.

In the event definitive securities are issued, you may transfer the definitive securities by presenting them for registration to the registrar at its New York office, as the case may be. If you transfer less than all of your definitive securities, you will receive a definitive security or securities representing the retained amount from the registrar at its New York office, as the case may be, within 30 days of presentation for transfer. Definitive securities presented for registration must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee for the securities, duly executed by the holder or his attorney duly authorized in writing. You can obtain a form of written instrument of transfer from the registrar for the securities at its New York office. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive securities, but otherwise transfers will be without charge. If we issue definitive securities,

•	principal of and interest on the securities will be payable in the manner described below;

•	the transfer of the securities will be registrable; and

•	the securities will be exchangeable for securities bearing identical terms and provisions.

If we issue definitive securities, we will do so at the office of the paying agent, including any successor paying agent and registrar for the securities.

We may pay interest on definitive securities, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. The term “record date,” as used in this prospectus, means the close of business on the fifteenth day preceding any interest payment date.

Notwithstanding the foregoing, the Depositary, as holder of the securities, or a holder of more than $1 million in aggregate principal amount of securities in definitive form, may require a paying agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions. Such paying agent must receive these instructions not less than ten days prior to the applicable interest payment date.

A paying agent will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a security at the office of the paying agent.

Except as provided above, owners of beneficial interests in a permanent global security will not be entitled to receive physical delivery of securities in definitive form and will not be considered the holders of these securities for any purpose under the applicable indenture, and no permanent global security will be exchangeable, except for another permanent global security of like denomination and tenor to be registered in the name of the Depositary or its nominee. So each person owning a beneficial interest in a permanent global security must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through participants to give or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

Where any debt securities of any series are issued in bearer form, the restrictions and considerations applicable to such debt securities and with respect to the payment, transfer and exchange of such debt securities will be described in the related prospectus supplement.

The Depository Trust Company. The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book- entry changes in accounts of the participants. By doing so, the Depositary eliminates the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

We believe that the sources from which the information in this section concerning the Depositary and the Depositary’s system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including Agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the Agents. Indirect access to Clearstream, is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the Agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between participants in the Depositary will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets the settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in the Depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a participant in the Depositary will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a participant in the Depositary will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Discharge; Defeasance and Covenant Defeasance

We may discharge certain obligations to the holders of any debt securities of any series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) if we deposit with the trustee, in trust, funds in the currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium and interest to the date of such deposit (if such debt securities have then become due and payable) or to the maturity date of such debt securities, as the case may be.

We also may, at our option, elect to:

•

discharge any and all of our obligations with respect to the debt securities of such series, except for, among other things, our obligation to register the transfer of or exchange such debt securities and to maintain an office or agency with respect to such debt securities (which we refer to in this prospectus as “defeasance”); or

•

release ourselves from our obligation to comply with certain restrictive covenants under the indentures, and to provide that any failure to comply with such obligations shall not constitute a default or an event of default with respect to such series of debt securities (which we refer to in this prospectus as “covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the scheduled due dates.

Such trust may only be established if, among other things:

•

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

no event of default or event which with notice or lapse of time or both would become and an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishment of such trust; and

•

we shall have delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, would not cause the holders of the securities to recognize income, gain or loss for U.S. federal income tax purposes.

In the case of a defeasance, we must also deliver any ruling to such effect received from or published by the U.S. Internal Revenue Service.

Concerning the Trustee

The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), acts as trustee under our senior indenture and our subordinated indenture, as permitted by the terms thereof. At all times, the trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act.

The trustee may resign at any time by giving us written notice or may be removed:

•	by act of the holders of a majority in principal amount of a series of outstanding debt securities; or

•

if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States, any state thereof or the District of Columbia; (iii) becomes incapable of acting as trustee; or (iv) a court takes certain actions relating to bankruptcy, insolvency or reorganization.

If the trustee resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the office of the trustee for any cause, we, by or pursuant to a board resolution, will promptly appoint a successor trustee or trustees with respect to the debt securities of such series. We will give written notice to holders of the relevant series of debt securities, of each resignation and each removal of the trustee with respect to the debt securities of such series and each appointment of a successor trustee. Upon the appointment of any successor trustee, we, the retiring trustee and such successor trustee, will execute and deliver a supplemental indenture in which each successor Trustee will accept such appointment and which will contain such provisions as necessary or desirable to transfer to such successor trustee all the rights, powers, trusts and duties of the retiring trustee with respect to the relevant series of debt securities.

The trustee may be contacted at the following address: The Bank of New York, 101 Barclay Street–8W, New York, New York 10286, Attention: Corporate Finance. The form of senior indenture and the form of subordinated indenture were filed with the SEC as exhibits to the registration statement on January 20, 2006. Holders of any series of debt securities may obtain an indenture or any other documents relating to a series of debt securities by contacting us or the trustee or by accessing the SEC’s web site. See “Where You Can Find More Information.”

The Bank of New York (as successor to JPMorgan Chase Bank, N.A.) and certain of its affiliates have in the past and may in the future provide banking, investment and other services to us. A trustee under a senior indenture or a subordinated indenture may act as trustee under any of our other indentures.

New York Law to Govern

The indentures are governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our certificate of incorporation, as amended, and our by-laws, as amended, which are incorporated by reference into the registration statement of which this prospectus is a part.

As of June 30, 2007, our authorized capital stock consisted of: (1) 600,000,000 shares of common stock, par value $0.01 per share, of which 214,362,042 shares were issued, including 190,706,063 that were issued and outstanding, and 23,656,779 that were issued and held in treasury; and (2) 100,000,000 shares of preferred stock, par value $0.01 per share, of which 14,000,000 shares of Series A preferred stock, with a liquidation preference of $25 per share, and 1,500,000 shares of Series B preferred stock, with a liquidation preference of $100 per share, were issued and outstanding.

Common Stock

Each share of our common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the shares of common stock will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock. Notwithstanding the foregoing, approval of the following three matters requires the vote of holders of 66 2/3% of our outstanding capital stock entitled to vote in the election of directors: (1) amending, repealing or adopting of by-laws by the stockholders; (2) removing directors (which is permitted for cause only); and (3) amending, repealing or adopting any provision that is inconsistent with certain provisions of our certificate of incorporation. The holders of common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the common stock.

Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create, from time to time, the holders of common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor. Upon liquidation of CIT, subject to the rights of holders of any preferred stock outstanding, the holders of common stock will be entitled to receive our assets remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of common stock.

Preferred Stock

Our board of directors has the authority, without further action of our stockholders, to issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designations of the series. The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may have the effect of discouraging, delaying or preventing a change of control of CIT, may discourage bids for the common stock at a premium over market price of the common stock and may adversely affect the market price of the common stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary, and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares for more complete information.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock

Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or by other equitable method, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock are convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties in accordance with the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental and other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. This description is subject to the detailed provisions of a warrant agreement to be entered into between us and a warrant agent we select at the time of issue and the description in the prospectus supplement relating to the applicable series of warrants.

General

We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We may issue each series of warrants under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Stock Purchase Contracts

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

Stock Purchase Units

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, preferred securities or debt or equity obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. Treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the debt securities, common stock and preferred stock offered by this prospectus. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local, non-U.S. tax consequences of the purchase, ownership and disposition of the debt securities, common stock and preferred stock. This summary addresses only debt securities and shares of common or preferred stock held as capital assets within the meaning of the Code (generally, property held for investment) and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•

persons holding our debt securities or shares, as applicable, as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	foreign corporations that are classified as “passive foreign investment companies” or “controlled foreign corporations” for U.S. federal income tax purposes; or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

The tax consequences with respect to a particular offering of debt securities or shares of common or preferred stock with special characteristics are not discussed in this prospectus. The discussion below must be read with the discussion of material U.S. federal income tax consequences that may appear in the relevant prospectus supplement or any pricing supplement for that offering.

In addition, the discussion below does not address the U.S. federal income tax consequences with respect to the purchase, ownership and disposition of receipts for depositary shares, warrants, or stock purchase contracts or units. If applicable, a discussion of the U.S. federal income tax consequences with respect to these securities will be set forth in the relevant prospectus supplement or any pricing supplement for that offering.

As used herein, a “U.S. Holder” is a beneficial owner of debt securities or shares of common or preferred stock, as the case may be, that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

A “Non-U.S. Holder” is any beneficial owner of a note or share, as the case may be, that, for U.S. federal income tax purposes, is an individual, corporation, trust or estate that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds debt securities or shares of common or preferred stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding debt securities or shares of common or preferred stock, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities or shares of common or preferred stock by the partnership.

THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, COMMON STOCK AND PREFERRED STOCK IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, COMMON STOCK OR PREFERRED STOCK BASED ON THEIR PARTICULAR CIRCUMSTANCES.

U.S. Federal Income Taxation of U.S. Holders

Debt Securities

Payments of Interest. Except as set forth below, interest on debt securities generally will be taxable to a U.S. Holder as ordinary income from domestic sources at the time that such interest is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount. Special tax accounting rules apply to debt securities issued with “original issue discount” (“OID”) for U.S. federal income tax purposes (“OID debt securities”). In general, debt securities will be treated as issued with OID if the “issue price” of the debt securities is less than their “stated redemption price at maturity” unless the amount of such difference is de minimis (i.e., less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity). Regardless of the regular method of accounting used by a U.S. Holder for U.S. federal income tax purposes, OID generally must be accrued into gross income on a constant yield basis, in advance of the receipt of some or all of the cash attributable to such OID.

The “issue price” of debt securities will be the initial offering price to the public at which a substantial amount of the debt securities is sold for cash (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of debt securities is the sum of all payments to be made on the debt securities other than “qualified stated interest” payments. A “qualified stated interest” payment is stated interest that is unconditionally payable at least annually at a single fixed rate (appropriately taking into account the length of the interval between payments).

For OID debt securities having a term to maturity of more than one year, the amount of OID includible in gross income by a U.S. Holder of the OID debt securities is the sum of the “daily portions” of OID with respect to the OID debt securities for each day during the taxable year in which such U.S. Holder held the OID debt securities (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to such accrual period.

The amount of OID allocable to any accrual period is equal to the excess (if any) of (i) the product of the “adjusted issue price” of the OID debt securities at the beginning of such accrual period and the yield to maturity of the OID debt securities, as determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (ii) the sum of any qualified stated interest payments allocable to the accrual period. For this purpose, accrual periods may be of any length and may vary in length over the term of the OID debt securities provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period.

The adjusted issue price of OID debt securities at the start of any accrual period is equal to the issue price, increased by the accrued OID for each prior accrual period, and reduced by any prior payments with respect to the OID debt securities that were not qualified stated interest payments. Under the constant yield method for accruing OID, a U.S. Holder generally will have to include in gross income increasingly greater amounts of OID in successive accrual periods.

Debt securities may contain provisions allowing the debt securities to be redeemed prior to their stated maturity date at our option or at the option of holders. For purposes of determining yield and maturity, debt securities that may be redeemed prior to their stated maturity date at the option of the issuer generally will be treated from the time of issuance as having a maturity date for U.S. federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Conversely, debt securities that may be redeemed prior to their stated maturity date at the option of the holder generally will be treated from the time of issuance as having a maturity date for U.S. federal income tax purposes on such redemption date if such redemption would result in a higher yield to maturity. If the exercise of such an option does not occur, contrary to the assumptions made as of the issue date, then solely for purposes of the accrual of OID, the debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price.

Short-Term Debt Securities. In the case of debt securities that that have a fixed maturity of one year or less (“short-term debt securities”), all payments, including all payments of stated interest, will be included in the stated redemption price at maturity. The short-term debt securities will be treated for U.S. federal income tax purposes as having been issued with OID in the amount of the difference between their issue price and stated redemption price at maturity (unless the U.S. Holder elects to compute OID using tax basis instead of issue price). In general, U.S. Holders that use the accrual method of accounting for U.S. federal income tax purposes and certain other U.S. Holders are required to accrue OID in respect of short-term debt securities into gross income either on a straight-line basis or, if a U.S. Holder so elects, on a constant yield basis using daily compounding. U.S. Holders that are individuals and certain other U.S. Holders that use the cash method of accounting for U.S. federal income tax purposes are not required to accrue OID on short-term debt securities in advance of the receipt of payment unless they elect to do so. If such a U.S. Holder does not elect to accrue OID on short-term debt securities into gross income, then gain subsequently recognized upon the sale, retirement or other disposition of the short-term debt securities generally will be treated as ordinary interest income to the extent of the OID that has accrued through the date of such disposition. Furthermore, a non-electing U.S. Holder of short-term debt securities may be required to defer deductions for a portion of the U.S. Holder’s interest expense with respect to any indebtedness incurred or maintained to purchase or carry the short-term debt securities.

Variable Rate Debt Securities. Treasury regulations prescribe special rules for “variable rate debt instruments” that provide for the payment of interest based on certain floating or objective rates. In general, debt securities will qualify as variable rate debt instruments (“variable rate debt securities”) if (i) the issue price of the debt securities does not exceed the total non-contingent principal payments due in respect of the debt securities by more than an amount equal to the lesser of (A) 0.015 multiplied by the product of the total non-contingent principal payments and the number of complete years to maturity from the issue date and (B) 15% of the total non-contingent principal payments, and (ii) the debt securities provide for stated interest, paid or compounded at least annually, at “current values” of (A) one or more “qualified floating rates,” (B) a single fixed rate and one or more qualified floating rates, (C) a single “objective rate,” or (D) a single fixed rate and a single objective rate that is a “qualified inverse floating rate.” A current value of a rate is the value of the rate on any date that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the variable rate debt securities are denominated. Although a multiple of a qualified floating rate generally will not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 can constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the variable rate debt securities

(e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap), a minimum numerical limitation (i.e., a floor) or a restriction on the amount of increase or decrease in the stated interest (i.e., a governor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such restrictions are fixed throughout the term of the variable rate debt securities or are reasonably expected to not have a significant effect on the yield of the variable rate debt securities.

An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). An objective rate is a “qualified inverse floating rate” if the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The Treasury regulations also provide that if debt securities provide for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

If variable rate debt securities provide for stated interest at either a single qualified floating rate or a single objective rate throughout their term, and such interest is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such variable rate debt securities will constitute qualified stated interest that is included in gross income by U.S. Holders as received or accrued in accordance with their regular methods of accounting for U.S. federal income tax purposes. Thus, such variable rate debt securities generally will not be treated as having been issued with OID unless the variable rate securities are sold at a discount from their stated principal amount, subject to a de minimis exception. In general, the amount of qualified stated interest and OID, if any, that accrues during an accrual period on such variable rate debt securities is determined under the rules described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the variable rate debt securities. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest that was accrued under the foregoing approach.

For other variable rate debt securities, the timing and amount of OID and qualified stated interest will be determined by converting the variable rate debt securities into “equivalent fixed rate debt instruments.” The conversion of the variable rate debt securities into equivalent fixed rate debt instruments generally involves substituting for any qualified floating rate or qualified inverse floating rate a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the issue date, or substituting for any objective rate (other than a qualified inverse floating rate) a fixed rate that reflects the yield that is reasonably expected for the variable rate debt securities. In the case of variable rate debt securities that provide for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the variable rate debt securities provide for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the variable rate debt securities as of their issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse rate, the variable rate debt securities are then converted into equivalent fixed rate debt instruments in the manner described above.

Once the variable rate debt securities are converted into equivalent fixed rate debt instruments pursuant to the foregoing rules, the timing and amount of OID and qualified stated interest, if any, are determined for the equivalent fixed rate debt instruments by applying the general OID rules to the equivalent fixed rate debt instruments. A U.S. Holder of such variable rate debt securities will account for OID and qualified stated interest as if the U.S. Holder held the equivalent fixed rate debt instruments. For each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the equivalent fixed rate debt instruments in the event that such amounts differ from the actual amount of interest accrued or paid on the variable rate debt securities during the accrual period.

Contingent Payment Debt Securities. If debt securities provide for variable rates of interest or other contingent payments but fail to qualify as variable rate debt securities under the rules described above, then the debt securities may become subject to the Treasury regulations governing “contingent payment debt instruments” (“contingent payment debt securities”). Under these Treasury regulations, a U.S. Holder of contingent payment debt securities generally would be required to accrue interest income each taxable year based upon a “comparable yield” for a hypothetical fixed rate debt instrument with no contingent payments but with terms and conditions otherwise similar to the contingent payment debt securities. We would be required to determine the comparable yield and prepare, solely for U.S. federal income tax purposes, a projected payment schedule that includes all non-contingent payments and estimates of the amount and timing of all contingent payments on the debt securities.

If the actual contingent payments made on the contingent payment debt securities in a taxable year differ from the projected contingent payments set forth on the projected payment schedule, adjustments will be made for such differences. A net positive adjustment for the amount by which actual contingent payments during the taxable year exceed the projected contingent payments for such taxable year, will be treated as additional interest income. A net negative adjustment for the amount by which actual contingent payments during the taxable year are less than the projected contingent payments for such taxable year (i) first, will reduce the amount of interest required to be accrued in the current taxable year, (ii) second, any negative adjustments that exceed the amount of interest accrued in the current year will be treated as ordinary loss to the extent that the total interest inclusions previously accrued in respect of the contingent payment debt securities exceed the total amount of net negative adjustments treated as ordinary loss in prior taxable years, and (iii) third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

Upon the sale, retirement or other disposition of contingent payment debt securities, any gain recognized by a U.S. Holder would be treated as ordinary income. Any loss arising in such a disposition would be treated as an ordinary loss to the extent of any prior interest inclusions in respect of the contingent payment debt securities that have not previously been reversed. The balance of such loss generally would constitute a capital loss.

The U.S. federal income tax treatment of any debt securities that will be treated as contingent payment debt securities subject to these Treasury regulations will be more fully described in the relevant prospectus supplement or any applicable pricing supplement. The rules regarding contingent payment debt securities are complex. U.S. Holders should carefully examine the relevant prospectus supplement and any applicable pricing supplement for any such debt securities and should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of such debt securities before deciding to purchase such debt securities.

Market Discount. If a U.S. Holder purchases debt securities (other than debt securities purchased at original issue at or above the issue price and other than short-term debt securities) for an amount that is less than their stated redemption price at maturity, or, in the case of OID debt securities, their adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder generally will be required to treat any payments received in respect of the debt securities, other than payments of qualified stated interest, and any gain derived from the sale, retirement or other disposition of the debt securities, as ordinary income to the extent of the market discount that has accrued on the debt securities (on a ratable basis or, at the election of the U.S. Holder, a constant yield basis) but has not previously been included in gross income by the U.S. Holder. In addition, a U.S. Holder may be required to defer until the maturity of the debt securities, or their earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense incurred on indebtedness incurred to purchase or carry such debt securities.

A U.S. Holder may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described above regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

Acquisition Premium. If a U.S. Holder acquires OID debt securities for an amount greater than their adjusted issue price but less than the sum of all amounts (other than qualified stated interest) payable with respect to the OID debt securities after the date of acquisition, the OID debt securities will be treated as acquired at an acquisition premium. For OID debt securities acquired with acquisition premium, the amount of OID that the U.S. Holder must include in gross income with respect to the OID debt securities for any taxable year will be reduced by the portion of acquisition premium properly allocable to such taxable year.

Amortizable Bond Premium. If a U.S. Holder purchases debt securities for an amount in excess of the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the debt securities at a “premium” for U.S. federal income tax purposes. In such case, the U.S. Holder generally may elect to amortize the premium over the remaining term of the debt securities, on a constant yield method, as an offset to interest includible in gross income with respect to the debt securities, and the U.S. Holder would not be required to include OID, if any, in gross income in respect of the debt securities. In the case of debt securities that provide for alternative payment schedules, the amount of premium generally is determined by assuming that a holder will exercise or not exercise options in a manner that maximizes the holder’s yield, and that the issuer will exercise or not exercise options in a manner that minimizes the holder’s yield. Any election to amortize premium would apply to all debt securities (other than debt securities the interest on which is excludable from gross income) held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

Election to Treat All Interest as OID. U.S. Holders may elect to treat all interest in respect of debt securities as OID and to calculate the amount includible in gross income for any taxable year under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. Holder makes this election for debt securities with amortizable bond premium, the election is treated as an election under the amortizable bond premium rules described above and the electing U.S. Holder will be required to amortize bond premium for all other debt instruments with amortizable bond premium held or subsequently acquired by the U.S. Holder. The election to treat all interest as OID must be made for the taxable year in which the U.S. Holder acquires the debt securities, and the election may not be revoked without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

Sale, Retirement or Other Taxable Disposition of Debt Securities. Upon the sale, retirement or other taxable disposition of debt securities, a U.S. Holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the debt securities. In general, the U.S. Holder’s adjusted tax basis of the debt securities will equal the U.S. Holder’s cost for the debt securities, increased by all accrued OID or market discount previously included in gross income and reduced by any amortized premium and any cash payments previously received in respect of the debt securities other than qualified stated interest payments. Except as described above with respect to certain short-term debt securities, contingent payment debt securities and debt securities acquired at a market discount, and except with respect to gain or loss attributable to changes in exchange rates (as discussed below), such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition the debt securities have been held for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Foreign Currency Debt Securities. In the case of debt securities denominated in a foreign currency (“foreign currency debt securities”), U.S. Holders will need to calculate and convert income into U.S. dollar values, and may be required to account for gain or loss in respect of exchange rate fluctuations, in accordance with special rules. In general, if an interest payment is made in a foreign currency to a U.S. Holder who is not required to accrue such interest prior to its receipt, the U.S. Holder will be required to include in gross income the U.S. dollar value of the interest payment, determined by translating the interest payment at the “spot rate” in effect for the foreign currency on the date that payment is received, regardless of whether the payment in fact is converted into U.S. dollars. The U.S. Holder will not recognize any exchange gain or loss with respect to the receipt of the interest payment.

A U.S. Holder who is required, under its method of accounting, to accrue interest on foreign currency debt securities prior to the receipt of the interest payment will be required to include in gross income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating interest at the average rate of exchange for the period or periods during which interest accrued. Upon receipt of an interest payment on the foreign currency debt securities (or the receipt of payment of sale or other disposition proceeds attributable to unpaid interest that was previously accrued into gross income), such a U.S. Holder will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of the payment, determined by translating the foreign currency received at the spot rate in effect for such foreign currency on the date received, and the U.S. dollar value of the interest income that the U.S. Holder has previously included in gross income with respect to the payment. Any exchange gain or loss generally will be treated as ordinary income or loss, but will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

For purposes of translating interest accruals under the foregoing rules, the average rate of exchange for an interest accrual period generally is the simple average of the exchange rates in effect for each business day of the application period (or another average that is reasonably derived and consistently applied by the U.S. Holder). A U.S. Holder may elect, however, to translate interest accruals at the spot rate in effect on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the U.S. Holder’s taxable year), or on the date that the interest payment is received if that date is within five business days of the end of the accrual period. The election would apply to all foreign currency debt securities held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

The amount of OID on foreign currency debt securities will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars in the same manner as interest income accrued by a U.S. Holder using the accrual method of accounting for U.S. federal income tax purposes, as described above. Likewise, a U.S. Holder will recognize exchange gain or loss when payments attributable to the OID are made to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of the payment (determined by translating any foreign currency received at the spot rate for the foreign currency on the date of payment). For this purpose, all receipts on foreign currency debt securities will be viewed (i) first, as the receipt of any periodic interest payments provided under the terms of the foreign currency debt securities, (ii) second, as the receipt of previously accrued OID (to the extent of such OID), with payments considered made beginning with the earliest accrual periods, and (iii) thereafter, as the receipt of principal.

If a U.S. Holder purchases foreign currency debt securities by making payment in the relevant foreign currency, then the initial tax basis of the foreign currency debt securities will be the U.S. dollar value of the foreign currency paid, determined at the time of purchase. In the case of foreign currency debt securities that are traded on an established securities market, a cash basis U.S. Holder (or an accrual basis

U.S. Holder that so elects) will determine the U.S. dollar value of the cost of the foreign currency debt securities by translating the amount paid at the spot rate in effect on the settlement date of the purchase. A U.S. Holder who purchases foreign currency debt securities with previously owned foreign currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the U.S. Holder’s adjusted tax basis in the foreign currency and the fair market value of the foreign currency debt securities, in U.S. dollars, on the date of purchase. The exchange gain or loss will be ordinary income or loss.

When determining the amount of any gain or loss recognized by a U.S. Holder on the sale, retirement or other taxable disposition of foreign currency debt securities, the amount realized will be the U.S. dollar value of the amount realized in the foreign currency (other than amounts attributable to accrued but unpaid interest, which generally will be treated as a payment of interest), determined at the time of the sale, retirement or other taxable disposition and in accordance with the U.S. Holder’s applicable method of accounting for U.S. federal income tax purposes. In the case of foreign currency debt securities that are denominated in a foreign currency and traded on an established securities market, a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects) will determine the U.S. dollar value of the amount realized by translating at the spot rate in effect on the settlement date of the sale. A U.S. Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and disposition of foreign currency debt securities. Such gain or loss generally will be treated as ordinary income or loss from U.S. sources. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the sale, retirement or other taxable disposition of the foreign currency debt securities.

A U.S. Holder’s tax basis in foreign currency received as interest on foreign currency debt securities will be the U.S. dollar value of the interest payment at the spot rate in effect on the date that the foreign currency is received. The tax basis in foreign currency received on the sale, retirement or other taxable disposition of foreign currency debt securities will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, retirement or other taxable disposition in the manner described above. Any gain or loss recognized by a U.S. Holder on a taxable disposition of the foreign currency will be ordinary income or loss, but will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

Special rules apply to foreign currency debt securities that are denominated in one of certain hyperinflationary currencies, or that are denominated in multiple currencies. Prospective investors should carefully examine the relevant prospectus supplement and any pricing supplement for any such debt securities and should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of such debt securities before deciding to purchase such debt securities.

Reportable Transactions. Treasury regulations dealing with the disclosure of certain “reportable transactions” could apply to investments in debt securities in some circumstances. In particular, under the Treasury regulations, a sale, retirement or other taxable disposition of foreign currency debt securities would be subject to disclosure requirements if such sale, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. Prospective investors in foreign currency debt securities should consult their own tax advisors to determine the disclosure obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Common and Preferred Stock

Distributions. A distribution paid by us in respect of common or preferred stock will constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of any such dividend to a U.S. Holder will be included in the gross income of the U.S. Holder, as ordinary dividend income from U.S. sources. In general, distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that such distributions to the U.S. Holder do not exceed the U.S. Holder’s adjusted tax basis in the shares of common or preferred stock with respect to which the distribution is paid, but rather will reduce the U.S. Holder’s adjusted tax basis in such common or preferred stock (but not below zero). To the extent that distributions exceed our current and accumulated earnings and profits as well as the U.S. Holder’s adjusted tax basis in the common or preferred stock, such distributions generally will be taxable as capital gain realized in respect of the common or preferred stock.

Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), dividends paid to certain non-corporate U.S. Holders, including individuals, generally will constitute qualified dividend income eligible for preferential rates of U.S. federal income tax, with a maximum rate of 15%, provided certain conditions and requirements are satisfied, such as minimum holding period requirements. U.S. Holders that are corporations may be eligible for a partial dividends-received deduction with respect to dividend distributions that are paid in respect of common or preferred stock, subject to certain conditions and requirements, such as minimum holding period requirements. There can be no assurance that we will have sufficient current or accumulated earnings and profits for distributions in respect of common or preferred stock to qualify as dividends for U.S. federal income tax purposes.

U.S. Holders should be aware that dividends exceeding certain thresholds in relation to such U.S. Holders’ tax basis in the common or preferred stock could be characterized as “extraordinary dividends” (as defined in section 1059 of the Code). Generally, a corporate U.S. Holder that receives an extraordinary dividend is required to reduce its tax basis in the common or preferred stock by the portion of such dividend that is not taxed because of the dividends received deduction, and is required to recognize taxable gain to the extent such portion of the dividend exceeds the U.S. Holder’s tax basis in the common or preferred stock. U.S. Holders who are individuals and who receive an “extraordinary dividend” would be required to treat any losses on the sale of the common or preferred stock as long-term capital losses to the extent that the dividends received by them qualified for the reduced 15% tax rate on qualified dividend income, as described above. Prospective investors in common or preferred stock should consult their own tax advisors with respect to the potential application of the “extraordinary dividend” rules to an investment in the common or preferred stock.

Sale or Other Taxable Dispositions of Common or Preferred Stock. In general, a U.S. Holder will recognize capital gain or loss upon the sale or other taxable disposition of common or preferred stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and such U.S. Holder’s adjusted tax basis in the common or preferred stock at the time of the disposition. Any such capital gain will be long-term capital gain if the common or preferred stock has been held by the U.S. Holder for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax on long-term capital gains. The ability to utilize capital losses is subject to limitations under the Code.

Redemptions of Common Stock or Preferred Stock. A redemption of shares of common or preferred stock generally will be treated under section 302 of the Code as a distribution unless the redemption satisfies one of the tests set forth in section 302(b) of the Code and is therefore treated as a sale or exchange of the common or preferred stock that is redeemed. If a redemption of shares of common or preferred stock is treated as a sale or exchange, the redemption will be taxable as described under the caption “—Sale or Other Taxable Dispositions of Common or Preferred Stock” above, except that an amount received in respect of declared but unpaid dividends generally will be taxable as a dividend if we have sufficient current or accumulated earnings and profits, as described above under the caption “—Distributions.”

A redemption will be treated as a sale or exchange if it (i) results in a “complete termination” of a U.S. Holder’s interest in us, (ii) is “substantially disproportionate” with respect to a U.S. Holder, or (iii) is not “essentially equivalent to a dividend” with respect to a U.S. Holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of common or preferred stock deemed owned by a U.S. Holder by reason of certain constructive ownership rules, as well as shares actually owned by such U.S. Holder, must be taken into account. A redemption of shares of common and preferred stock held by a U.S. Holder generally will qualify for sale or exchange treatment if the U.S. Holder does not own (actually or constructively) any shares of any classes of our common or preferred stock following the redemption, or if the U.S. Holder owns (actually or constructively) only an insubstantial percentage of our common or preferred stock, the redemption has the effect of decreasing such ownership percentage and the U.S. Holder does not participate in our control or management. However, the determination as to whether any of the tests of section 302(b) of the Code will be satisfied with respect to any particular U.S. Holder depends upon the facts and circumstances at the time of the redemption.

If a redemption of shares of common or preferred stock is treated as a distribution, the entire amount received will be taxable as described under the caption “—Distributions” above. In such case, a U.S. Holder’s adjusted tax basis in the redeemed shares of common or preferred stock generally will be transferred to any remaining shares of common or preferred stock held by such U.S. Holder immediately after the redemption. If a U.S. Holder does not own any other shares of common or preferred stock immediately after the redemption, such tax basis may, under certain circumstances, be transferred to shares of common or preferred stock held by a person related to such U.S. Holder, or the tax basis may be entirely lost.

Prospective investors should consult their own tax advisors for purposes of determining the tax consequences resulting from redemption of shares of common or preferred stock in their particular circumstances.

Terms of Preferred Stock. The U.S. federal income tax consequences of the purchase, ownership or disposition of preferred stock will depend on a number of factors, including the specific terms of the preferred stock (such as any put or call option or redemption provisions, any conversion or exchange features and the price at which the preferred stock is sold). In certain circumstances where a U.S. Holder’s ownership interest in us is increased, a U.S. Holder may be required to recognize dividend income prior to the payment of an actual dividend. Prospective investors should carefully examine the relevant prospectus supplement and any applicable pricing supplement and should consult their own tax advisors, regarding the material U.S. federal income tax consequences, if any, of the ownership and disposition of preferred stock based upon their particular circumstances and the terms of the preferred stock.

Backup Withholding and Information Reporting

In general, a U.S. Holder (other than corporations and other exempt holders) will be subject to information reporting requirements with respect to (i) payments of principal, premium, and interest (including OID, if any) paid in respect of, and the proceeds from a sale, redemption or other disposition before maturity of, the debt securities, and (ii) dividends and other taxable distributions paid in respect of, and the proceeds from a sale, redemption or other disposition of, the common or preferred stock. In addition, such a U.S. Holder may be subject to backup withholding (currently at a 28% rate) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

U.S. Federal Income Taxation of Non-U.S. Holders

Debt Securities

Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding:

(a) payments of interest (including OID, if any) on the debt securities by CIT or our paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to CIT through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code;

•

the interest (including OID, if any) is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•	the interest (including OID, if any) is not considered contingent interest under section 871(h)(4)(A) of the Code and the Treasury regulations thereunder; and

•	the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and

(b) a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, retirement or other taxable disposition of the debt securities, unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

The certification requirement referred to in subparagraph (a) above will be fulfilled if (i) the beneficial owner of the debt securities certifies on IRS Form W-8BEN or other successor form, under penalties of perjury, that such beneficial owner is not a U.S. person and provides its name and address, and (ii) the beneficial owner files IRS Form W-8BEN or other successor form with the withholding agent, or in the case of debt securities held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the beneficial owner and furnishes the withholding agent with a copy. With respect to debt securities held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership generally will be required to provide an IRS Form W-8IMY or other successor form and to associate with such form an appropriate certification or other appropriate documentation from each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

If a Non-U.S. Holder of debt securities is engaged in the conduct of a trade or business in the United States, and if premium (if any) or interest (including OID) on the debt securities, or gain realized on its sale, retirement or other taxable disposition of the debt securities is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. federal income tax on its effectively connected income, generally in the same manner as a U.S. Holder. See “U.S. Federal Income Taxation of U.S. Holders” above. In lieu of the certificates described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form to claim an exemption from withholding tax. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable tax treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

Common and Preferred Stock

Distributions. Except as described below, dividends paid to a Non-U.S. Holder in respect of common or preferred stock generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. In order to claim the benefits of an applicable tax treaty, a Non-U.S. Holder will be required to satisfy applicable certification (for example, IRS Form W-8BEN or other applicable form) and other requirements prior to the distribution date. Non-U.S. Holders eligible for a reduced rate of U.S. federal withholding tax under an applicable tax treaty may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid to a Non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally are exempt from the 30% U.S. federal withholding tax. Instead, any such dividends generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. See “U.S. Federal Income Taxation of U.S. Holders” above. Non-U.S. Holders will be required to comply with certification (for example, IRS Form W-8ECI or applicable successor form) and other requirements in order for effectively connected income to be exempt from the 30% U.S. federal withholding tax. A corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected dividends, subject to certain adjustments.

Sale or Other Taxable Disposition of Common or Preferred Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of common or preferred stock unless (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the five year period (or shorter holding period for the common or preferred stock) ending on the date of the disposition. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Gain from the disposition of shares by a Non-U.S. Holder that is effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. See “U.S. Federal Income Taxation of U.S. Holders” above. A corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected gain from the disposition of shares, subject to certain adjustments. As discussed above under “—U.S. Holders—Redemption of Common or Preferred Stock,” the proceeds received from a redemption of shares of common or preferred stock may be treated as a distribution in certain circumstances, in which case, the discussion above under “—Distributions” would be applicable.

Terms of Preferred Stock. The U.S. federal income tax consequences of the purchase, ownership or disposition of preferred stock will depend on a number of factors, including the specific terms of the preferred stock (such as any put or call option or redemption provisions, any conversion or exchange features and the price at which the preferred stock is sold). Prospective investors should carefully examine the relevant prospectus supplement and any applicable pricing supplement, and should consult their own tax advisors, regarding the material U.S. federal income tax consequences, if any, of the ownership and disposition of preferred stock based upon their particular circumstances and the terms of the preferred stock.

Backup Withholding and Information Reporting

In general, CIT or our paying agent must report to the IRS and to a Non-U.S. Holder the amount of interest (including OID) on the debt securities, and dividends on the common or preferred stock, paid to the Non-U.S. Holder and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest and dividend payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make on the debt securities or shares of common or preferred stock provided that CIT or our paying agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person (as defined under the Code), and CIT or our paying agent has received from the Non-U.S. Holder an appropriate certification of non-U.S. status (i.e., IRS Form W-8BEN or other applicable IRS Form W-8). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of debt securities or shares of common or preferred stock, as the case may be, that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders of debt securities should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following three ways (or in any combination):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement or pricing supplement and will include, among other things:

•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the applicable prospectus supplement or pricing supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement or pricing supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement or pricing supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

The securities may be sold directly by us or through agents designated by us from time to time. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement or pricing supplement. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement or pricing supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement or pricing supplement, and the applicable prospectus supplement or pricing supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, all securities offered by this prospectus, other than our common stock that is listed on the New York Stock Exchange, will be new issues with no established trading market. We may elect to list any of the securities on one or more exchanges, but, unless otherwise specified in the applicable prospectus supplement or pricing supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Unless otherwise indicated in a supplement to this prospectus, the validity of the securities will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CIT Group Inc.

Medium-Term Notes, Series A
Due 9 Months or More
From Date of Issue

November 27, 2007

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